                                                                   EXHIBIT 10.37

                       LIMITED LIABILITY COMPANY INTEREST
                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                           WAVE DIVISION NETWORKS, LLC

                                       AND

                        NORTHLAND CABLE PROPERTIES SEVEN
                               LIMITED PARTNERSHIP

                                   DATED AS OF

                                OCTOBER 28, 2002

                                    CONTENTS

1.       Definitions..................................................................   2
         1.1      Defined Terms.......................................................   2
         1.2.     Other Definitions...................................................   7
         1.3      Usage...............................................................  10

2.       Asset Drop Down..............................................................  10

3.       Consideration................................................................  11
         3.1      Purchase Price......................................................  11
         3.2      The Holdback........................................................  11
         3.3      Adjustments to Purchase Price.......................................  12
         3.4      Determination of Adjustments........................................  13
         3.5      Seller Liquidation..................................................  14
         3.6      Allocation of Consideration.........................................  15

4.       Assumed Liabilities, Excluded Assets and Advertising Assets..................  15
         4.1      Assignment and Assumption...........................................  15
         4.2      Excluded Assets.....................................................  16
         4.3      Advertising Assets..................................................  17

5.       Representations and Warranties of Seller.....................................  18
         5.1      Organization and Qualification......................................  18
         5.2      Authority and Validity..............................................  18
         5.3      No Breach or Violation..............................................  18
         5.4      Assets..............................................................  19
         5.5      Governmental Permits................................................  20
         5.6      Seller Contracts....................................................  20
         5.7      Real Property.......................................................  21
         5.8      Environmental Matters...............................................  22
         5.9      Compliance with Law.................................................  23
         5.10     Patents, Trademarks and Copyrights..................................  25
         5.11     Financial Statements and Solvency...................................  26
         5.12     Legal Proceedings...................................................  26
         5.13     Tax Returns.........................................................  27
         5.14     Employment Matters..................................................  27
         5.15     System Information..................................................  29
         5.16     Finders and Brokers.................................................  30
         5.17     Accounts Receivable.................................................  30
         5.18     Franchise Renewal Rights............................................  30
         5.19     Bonds...............................................................  31
         5.20     Required Consents...................................................  31
         5.21     Disclosure..........................................................  31

6.       Buyer's Representations and Warranties.......................................  31
         6.1      Organization and Qualification......................................  32

                                                                          PAGE i

         6.2      Authority and Validity..............................................  32
         6.3      No Breach or Violation..............................................  32
         6.4      Financial Capability of Buyer.......................................  32
         6.5      Finders and Brokers.................................................  33

7.       Additional Covenants.........................................................  33
         7.1      Access to Premises and Records......................................  33
         7.2      Continuity and Maintenance of Operations; Financial Statements......  33
         7.3      Employee Matters....................................................  36
         7.4      Required Consents and Franchise Renewals and Extensions.............  38
         7.5      Title Commitments and Policies......................................  40
         7.6      No Shopping.........................................................  40
         7.7      Notification of Certain Matters.....................................  41
         7.8      Risk of Loss; Condemnation..........................................  41
         7.9      Lien and Judgment Searches..........................................  43
         7.10     Transfer Taxes......................................................  43
         7.11     Updated Schedules...................................................  44
         7.12     Use of Seller's Name................................................  44
         7.13     Subscriber Billing Services.........................................  45
         7.14     Certain Notices.....................................................  45
         7.15     Satisfaction of Conditions..........................................  45
         7.16     Confidentiality.....................................................  46
         7.17     Covenant Not to Compete.............................................  46
         7.18     Retention of Books and Records......................................  47
         7.19     Tax Matters.........................................................  47
         7.20     Advertising Services................................................  49
         7.21     Post-Closing Arrangements...........................................  50

8.       Closing......................................................................  50

9.       Conditions to Closing........................................................  51
         9.1      Conditions to the Obligations of Buyer and Seller...................  51
         9.2      Conditions to the Obligations of Buyer..............................  51
         9.3      Conditions to Obligations of Seller.................................  53

10.      Termination..................................................................  55
         10.1     Events of Termination...............................................  55
         10.2     Liabilities in Event of Termination.................................  57
         10.3     Procedure Upon Termination..........................................  57

11.      Survival of Representations and Warranties; Indemnification..................  58
         11.1     Survival of Representations and Warranties..........................  58
         11.2     Indemnification by Seller...........................................  58
         11.3     Indemnification by Buyer............................................  59
         11.4     Limitations on Indemnity............................................  60
         11.5     Third Party Claims..................................................  61

                                                                         PAGE ii

         11.6     Payments for Indemnification Amounts................................  62
         11.7     Exclusive Remedy....................................................  62

12.      Miscellaneous................................................................  62
         12.1     Parties Obligated and Benefited.....................................  62
         12.2     Attorneys' Fees.....................................................  62
         12.3     Notices.............................................................  63
         12.4     Waiver..............................................................  64
         12.5     Captions............................................................  64
         12.6     Choice of Law.......................................................  64
         12.7     Further Actions.....................................................  64
         12.8     Time................................................................  64
         12.9     Late Payments.......................................................  65
         12.10    Counterparts........................................................  65
         12.11    Entire Agreement....................................................  65
         12.12    Severability........................................................  65
         12.13    Construction........................................................  65
         12.14    Expenses............................................................  65
         12.15    Right to Specific Performance.......................................  65
         12.16    Rights Cumulative...................................................  66

                                                                        PAGE iii

EXHIBITS:
Exhibit A             -    Form of Certificate of Formation
Exhibit B             -    Form of Statutory Warranty Deed
Exhibit C             -    Form of Bill of Sale & Assignment and Assumption
                           Agreement
Exhibit D             -    Form of Lease Assignment
Exhibit E             -    Form of LLC Interest Assignment and Assumption,
                           including Manager Consent, Manager Resignation,
                           Manager Appointment and Manager Acceptance
Exhibit F             -    Form of FIRPTA Certificate
Exhibit G             -    Form of Holdback Agreement
Exhibit H             -    Intentionally Deleted
Exhibit I             -    Form of Noncompetition Agreement

SCHEDULES:
Schedule 1            -    System
Schedule 2            -    Governmental Permits
Schedule 3            -    Seller Contracts
Schedule 4            -    Required Consents
Schedule 5            -    Equipment
Schedule 6            -    Real Property
Schedule 7            -    Encumbrances

Schedule 4.2          -    Excluded Assets
Schedule 4.3          -    Advertising Assets
Schedule 5.4          -    Affiliate Assets
Schedule 5.9.6        -    Compliance with Legal Requirements
Schedule 5.9.7        -    Towers
Schedule 5.12         -    Litigation
Schedule 5.13         -    Tax Matters
Schedule 5.14.1       -    System Employees
Schedule 5.14.2       -    Seller's Plans
Schedule 5.14.3       -    Union and Employment Contracts
Schedule 5.15.1       -    System Information
Schedule 5.15.2       -    System Rate Cards and Channel Lineups
Schedule 5.17         -    Accounts Receivable Exceptions
Schedule 5.19         -    Bonds
Schedule 7.12         -    Trademark Guidelines

                                                                         PAGE iv

                       LIMITED LIABILITY COMPANY INTEREST
                           PURCHASE AND SALE AGREEMENT

         This Limited Liability Company Interest Purchase and Sale Agreement (this "AGREEMENT") is made as of the 28th day of October, 2002, by and between Wave Division Networks, LLC, a Washington limited liability company ("BUYER"), and Northland Cable Properties Seven Limited Partnership, a Washington limited partnership ("SELLER").

                                    RECITALS

         A. Seller owns and operates a cable television Business (as defined herein) that includes franchises in the cities of Sequim and Stanwood, Washington and the counties of Clallam, Skagit, Whatcom, Island and Snohomish, Washington and other Assets (as defined herein).

         B. Seller will contribute all of the Asset to a newly formed limited liability company.

         C. Buyer wishes to purchase, and Seller wishes to sell, all of the membership and any other ownership interests in the newly formed limited liability company, subject to the terms and conditions set forth herein.

         D. Buyer's obligation to purchase of the membership interests in the limited liability company shall be conditioned upon Buyer's simultaneous purchase of all of the membership interests in another limited liability company into which Northland Cable Properties Eight Limited Partnership shall have contributed certain of its assets pertaining to the cable television systems it owns and operates in the county of Skagit, Washington, the town of La Conner, Washington, the Swinomish Indian Tribal Community, Washington and the Shelter Bay Community, Inc., Washington (the "NCP8 SYSTEM") pursuant to a Limited Liability Company Interest Purchase and Sale Agreement entered into on this same date (the "NCP8 AGREEMENT") and Buyer's purchase of all of the membership interests in another limited liability company into which Northland Cable Television Inc. shall have contributed certain of its assets pertaining to the cable television systems it owns and operate in Clallam County, Washington and the city of Port Angeles, Washington (the "NCT SYSTEM") pursuant to a Limited Liability Company Interest Purchase and Sale Agreement entered into of this same date (the "NCT AGREEMENT"). (The System (as defined herein) and the NCP8 and NCT Systems shall be collectively referred to as the "NORTHLAND SYSTEMS.")

                                    AGREEMENT

         In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

1.       DEFINITIONS

         1.1      DEFINED TERMS

         In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

                  "AFFILIATE" shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. Without limiting the foregoing, Northland Telecommunications Corporation, Northland Cable Properties Eight Limited Partnership, Northland Communications Corp. Inc., Northland Cable Television Inc., Northland Cable Properties, Inc. and the Principals shall be considered Affiliates of Seller.

                  "ASSETS" shall mean all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the Business including those in which Seller or the LLC has any right, title or interest or in which Seller or the LLC acquires any right, title or interest on or before the Closing Date, including Governmental Permits, Intangibles, Seller Contracts, Equipment, Books and Records, Real Property and deposits relating to the Business that are held by third parties for the account of Seller or for security for Seller's performance of its obligations, but excluding any Excluded Assets.

                  "BASIC SERVICES" shall mean the Basic Services, as described in SCHEDULE 5.15.2.

                  "BASIC SUBSCRIBERS" shall mean any customer account that is billed by individual unit and pays the standard monthly rate (without discount) for Basic Service as set forth in SCHEDULE 5.15.2.

                  "BOOKS AND RECORDS" shall mean all engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports concerning the Business or the LLC, whether in tangible or intangible form or embodied in any electronic or other format, including subscribers and prospective subscribers of the System, signal and program carriage and dealings with Governmental Authorities with respect to the System, including all reports filed with respect to the System by or on behalf of Seller or any of its Affiliates with the FCC and statements of account filed with respect to the System by or on behalf of Seller or any of its Affiliates with the U.S. Copyright Office, but excluding all documents, reports and records relating to the employees of the System.

                  "BROADCAST BASIC SERVICES" shall mean the Broadcast Basic Services, as described in SCHEDULE 5.15.2.

                  "BROADCAST BASIC SUBSCRIBERS" shall mean any customer account that is billed by individual unit and pays the standard monthly rate (without discount) for Broadcast Basic Service as set forth in SCHEDULE 5.15.2.

                  "BUSINESS" shall mean the cable television business and all of the activities and operations ancillary thereto and as described in the Book, including the provision of cable modem internet access services, advertising services and other income generating businesses, conducted or carried on through the System in the Service Areas.

                  "BUSINESS DAY" shall mean any day other than Saturday, Sunday or a day on which banking institutions in Seattle, Washington are required or authorized to be closed.

                  "CABLE ACT" shall mean the Communications Act of 1934, as amended, and all other provisions of the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996, as each may be amended from time to time, and the FCC rules, regulations and policies promulgated thereunder.

                  "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement, as described in SECTION 2.2.

                  "CLOSING DATE" shall mean the date upon which Closing occurs.

                  "CLOSING TIME" shall mean 11:59 p.m., local time on the Closing Date.

                  "ENCUMBRANCE" shall mean any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

                  "ENVIRONMENTAL LAW" shall mean any Legal Requirement relating to pollution or protection of public or employee health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                  "EQUIPMENT" shall mean all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles, towers, tower equipment, microwave equipment, office equipment, computers, billing equipment, furniture, fixtures, supplies, inventory and other tangible personal property owned, leased, used or held for use in the Business.

                  "EQUIVALENT BASIC SUBSCRIBERS" (or "EBSs") shall mean, as of any date of determination, the sum (without duplication) of (i) the number of Basic Subscribers of the System; (ii) the number of Broadcast Basic Subscribers of the System not otherwise included as Basic Subscribers but in no event shall more than 448 Broadcast Basic Subscribers (the "BROADCAST BASIC LIMIT") be included for purposes of this clause (ii); and (iii) the number that is obtained by dividing (A) the aggregate monthly billings for the most recent billing period ended prior to the date of determination for (1) each commercial establishment or multiple dwelling unit that pays a bulk rate for Basic Services and (2) each Broadcast Basic Subscriber in excess of the Broadcast Basic Limit (excluding, in all cases for purposes of the preceding clauses (1) and (2) any charges for premium service, pay-per-view programming, a la carte tiers, digital tiers, internet access, franchise fees and any other pass through items, taxes, second connects, additional outlets, installation fees, deposits and other non-recurring items and any charges for rental converters, remote control devices and other like charges for equipment), by (B) the non-discounted monthly rate for Basic Services in effect during such billing period (which rate will not be less than the applicable current rate charged by the System as of the date of this Agreement and set forth in SCHEDULE 5.15.2). The number of Equivalent Basic Subscribers of a System shall not include any Basic Subscriber, Broadcast Basic Subscriber or commercial or bulk account which (I) has not received and paid in full for at least one (1) full month of Basic Service in the case of Basic Subscribers, one (1) full month of Broadcast Basic Service in the case of Broadcast Basic Subscribers and one (1) full month at the bulk rates in the case of commercial establishment and multiple dwelling unit subscribers obligated to pay bulk rates at the Systems' standard rates as of the date of determination, (II) is more than sixty (60) days delinquent in payment for any service provided by the System, with a balance in excess of $7.50, (III) is pending disconnection for any reason, or (IV) was solicited during the sixty
(60) day period preceding Closing by extraordinary promotions or offers, or discounts. For purposes of this definition, payments on account of monthly billings will be deemed due on the first day of the period for which the service to which such billings relate is provided. In determining the number of Equivalent Basic Subscribers, the calculation shall be made using customer and billing data as of the most recent date for which reasonably accurate information is available, but in no event any earlier than the end of the most recent billing period

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

                  "ERISA AFFILIATE" shall mean any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity or organization that, together with Seller, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or as under "common control" within the meaning of Section 4001(a)(14) of ERISA.

                  "FCC" shall mean the Federal Communications Commission.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America.

                  "GOVERNMENTAL AUTHORITY" shall mean (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, or (d) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  "GOVERNMENTAL PERMITS" shall mean all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority in connection with the Business.

                  "HAZARDOUS SUBSTANCES" shall mean any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments; (b) asbestos or any asbestos-containing material of any kind or character; (c) polychlorinated biphenyls (PCBs), as regulated by the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., as amended, and the rules and regulations promulgated thereunder; (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended, and the rules and regulations promulgated thereunder; (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
Section 135 et seq., as amended, and the rules and regulations promulgated thereunder; (f) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended, and the rules and regulations promulgated thereunder; (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, and the rules and regulations promulgated thereunder; (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended, and the rules and regulations promulgated thereunder; and (i) any substance regulated under the provisions of any Legal Requirement pertaining to underground storage tanks.

                  "INTANGIBLES" shall mean all intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), causes of action (unless identified as an Excluded Asset), copyrights, going concern value and goodwill, if any, owned, used or held for use in the Business.

                  "LEGAL REQUIREMENT" shall mean any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                  "LOSSES" shall mean any and all damage, loss, liability, obligation, deficiency and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding).

                  "PAY TV" shall mean premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Service or Broadcast Basic Service.

                  "PERMITTED ENCUMBRANCES" shall mean the following
Encumbrances: (a) liens for taxes, assessments and governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) as to Real Property interests, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title whether or not reflected in the public records and which do not individually or in the aggregate interfere with the right or ability to own, use or operate the Real Property as it is currently being used or operated by Seller in the ordinary course of business, and which do not materially impair the value or use of the Real Property as it is currently being used by Seller in the ordinary course of business; and (e) any Assumed Liability (as defined in SECTION 4.1) to the extent also an Encumbrance. Liens to be released and discharged in full at or prior to Closing, which are listed in SCHEDULE 7, shall be considered Permitted Encumbrances prior to Closing but not at or after Closing. Permitted Encumbrances will not include any item which could adversely affect in any material way the conduct of the Business.

                  "PERSON" shall mean any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  "PRINCIPALS" shall mean Gary S. Jones and John S. Whetzell.

                  "REAL PROPERTY" shall mean all assets consisting of realty that are owned, leased, held, used or useful in the Business, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests, leasehold interests and easements, wire crossing permits, and rights of entry (except agreements related to multiple dwelling units) including those described on SCHEDULE 3.

                  "REQUIRED CONSENTS" shall mean all authorizations, approvals and consents required under Governmental Permits, Seller Contracts or otherwise for Seller to transfer the

Assets and the Business to the LLC, for the LLC to perform and discharge the Assumed Liabilities after the Contribution Date and for the LLC Interest to be conveyed to Buyer.

                  "SELLER CONTRACTS" shall mean all contracts and agreements, written and oral, leases, licenses, private easements, rights of way, rights of access, pole line or pole attachment agreements, joint line agreements, underground conduit agreements, wire or cable crossing agreements, contracts with subscribers, programming agreements, bulk and commercial service agreements, other than Governmental Permits, pertaining to the ownership, operation and maintenance of the Assets or the Business or used or held for use in the Business.

                  "SERVICE AREA" shall mean Clallam, Skagit, Whatcom, Island and Shonomish Counties, WA

                  "SYSTEM" shall mean the cable television reception and distribution system owned and operated in the conduct of the Business. The System consists of one or more headends, subscriber drops and associated electronic and other equipment, and is, or is capable of being without modification, operated as an independent system without interconnections to other systems. SCHEDULE 1 describes the System by headend location and city, town, county or other political subdivision served by such headend.

                  "TAXES" shall mean any and all governmental or quasi-governmental fees (including, without limitation, license, filing and registration fees), taxes (including, without limitation, income, gross receipts, franchise, sales, use, property, real or personal, tangible or intangible taxes), interest equalization and stamp taxes, assessments, levies, imposts, duties, charges, required contributions or withholdings of any kind or nature whatsoever, including without limitation, income, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, franchise use and gross receipts taxes imposed by any Governmental Authority, together with any and all penalties, fines or interest thereon or additions attributable thereto. For purposes of determining any Tax cost or Tax benefit to any person, such amount will be the actual cost or benefit recognized by such person at the time of actual recognition of the Tax benefit.

                  "THIRD PARTY" shall mean, with respect to Seller, any Person other than Seller and its Affiliates and, with respect to Buyer, any Person other than Buyer and its Affiliates.

         1.2.     OTHER DEFINITIONS

         The following terms are defined in the Sections indicated:

    DEFINED TERM                                 SECTION REFERENCE
    ------------                                 -----------------
Action                                           11.2.1
Adjustment Deposit                               3.5
Advertising Assets                               4.3
Agreement                                        Preamble
Applicable Franchises                            5.18

    DEFINED TERM                                 SECTION REFERENCE
    ------------                                 -----------------
Asset Drop Down                                  2.2
Assumed Liabilities                              4.1
Base Purchase Price                              3.1
Book                                             7.6
Broadcast Basic Limit                            Definition of Equivalent Basic Subscriber
Buyer                                            Preamble
Buyer's Closing Notice                           8
Buyer 394 Information                            7.4.2
Buyer's Consent Contribution                     7.4.1
Buyer's Indemnification Threshold                11.4.1
Code                                             5.14.2
Commitment Letters                               10.1.7
Consent and Extension Deadline                   10.1.2
Consent Fees                                     7.4.1
Contribution Date                                2.2
Cost of Service Election                         5.9.6
Distribution Date                                3.2
DOL                                              5.14.2
Due Diligence Deadline                           10.1.6
Escrow Agent                                     3.2
Escrow Agreement                                 3.2
Excluded Advertising Receivables                 4.2
Excluded Assets                                  4.2
Excluded Liabilities                             11.4.1
Extension Request                                7.4.3
FAA                                              5.9.3
Final Adjustments Report                         3.4.2
Financial Statements                             5.11
Financing Deadline                               10.1.7
Franchise Extensions                             7.4.3
Holdback                                         3.1
Indemnification Ceiling                          11.4.2
Indemnified Party                                11.5
Indemnifying Party                               11.5
IRS                                              5.14.2
Liquidation Notice                               3.5
LLC                                              2.1
LLC Interest                                     3.1
NCP8 Agreement                                   Recital D
NCP8 System                                      Recital D
NCT Agreement                                    Recital D

    DEFINED TERM                                 SECTION REFERENCE
    ------------                                 -----------------
NCT System                                       Recital D
Noncompetition Agreement                         7.17.4
Northland Systems                                Recital D
One Year Survival Period                         11.1
Other Party                                      7.19.4
Post-Closing Consent Arrangement                 7.21
Preliminary Adjustments Report                   3.4.1
Preparer                                         7.19.4
Prime Rate                                       11.6
Purchase Price                                   3.1
Restricted Business                              7.17.1
Retained Employees                               7.3.1
Retained Liabilities                             4.1
Revenue Ruling                                   7.10
Sales Tax Returns                                7.10
Sales Taxes                                      7.10
Seller                                           Preamble
Seller Marks                                     7.12

Seller's Indemnification Threshold               11.4.1
Seller's Objection Notice                        3.4.3
Seller's Plans                                   5.14.2
Split Period                                     7.19.1
Statement                                        7.19.4
Surveys                                          7.5
Survival Period                                  11.1
System Employee                                  5.14.1
Taking                                           7.8.4
Tax Arbitrator                                   7.19.4
Title Commitments                                7.5
Title Company                                    7.5
Title Defect                                     7.5
Title Policies                                   7.5
Transaction Documents                            5.2
Transferred Employees                            7.3.1
Transfer Request Filing Deadline                 7.4.2
Transitional Billing Services                    7.13
Voluntarily Discharge                            7.19.5
WARN                                             5.14.1

         1.3      USAGE

         The definitions in Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

2.       ASSET DROP DOWN

         2.1 Within thirty (30) days after the date of this Agreement, Seller shall cause to be formed a Washington limited liability company (the "LLC") using the Certificate of Formation in the form attached hereto as EXHIBIT A and Seller shall be, and remain until the Closing, the only member of the LLC and Northland Communications Corporation shall be, and remain until Closing, the only manager of the LLC.

         2.2 Subject to the terms and conditions set forth in this Agreement, at least one (1) but not more than two (2) Business Days prior to the Closing Date (the "CONTRIBUTION DATE"), Seller will convey, as a contribution to the capital of the LLC (the "ASSET DROP DOWN"), all of the Assets to the LLC free and clear of all Encumbrances, other than Permitted Encumbrances, and the LLC will assume all of the Assumed Liabilities. The conveyance of the Assets will be made pursuant to the Deed, Bill of Sale, Assignment and Assumption forms attached hereto as EXHIBITS B, C AND D and acceptance of the Assets and assumption of the Assumed Liabilities shall be pursuant to the same Bill of Sale, Acceptance and Assumption form attached hereto as EXHIBITS C AND D. At Closing, Northland Communications Corporation shall resign as Manager of the LLC pursuant to the Resignation in the form attached hereto as EXHIBIT E.

3.       CONSIDERATION

         3.1      PURCHASE PRICE

         Buyer will pay to Seller, for all the outstanding limited liability company membership interests and any other ownership interests in the LLC (the "LLC INTEREST"), total cash consideration of Twenty-one Million, Seven Hundred Ninety Thousand Dollars ($21,790,000.00) (the "PURCHASE PRICE"), of which (a) Twenty Million, One Hundred Fifty-five Thousand Seven Hundred and Fifty Dollars ($20,155,750.00), subject to adjustment as provided in SECTIONS 3.4 AND 3.5, will be paid to Seller on the Closing Date (as adjusted, the "BASE PURCHASE PRICE") and (b) One Million Six Hundred Thirty-four Thousand and Two Hundred Fifty Dollars ($1,634,250.00) (the "HOLDBACK") will be deposited in an escrow account, and Seller will convey the LLC Interest to Buyer free and clear of any Encumbrances, other than any transfer restrictions applicable under state or federal securities laws, and Northland Communications Corporation, as Manager of the LLC, shall consent to the transfer of the LLC Interest to Buyer, all pursuant to the form of Assignment and Consent attached hereto as EXHIBIT E. The Base Purchase Price and the Holdback will be paid or deposited by wire transfer of immediately available funds.

         3.2      THE HOLDBACK

         The Holdback will be paid at Closing and will be held in a one (1) year escrow by U.S. Bank NA, as escrow agent ("ESCROW AGENT"), and will be payable to Seller or Buyer, as the case may be, pursuant to the terms of an escrow agreement to be entered into between Buyer, Seller and Escrow Agent as of Closing, in the form set forth in EXHIBIT G (the "ESCROW AGREEMENT"). The Escrow Agreement shall set forth the agreement of Buyer and Seller to, among other things, (a) appoint Escrow Agent to act as the escrow agent, (b) maintain a fund for the payment of Seller's post-closing indemnification obligations under this Agreement, (c) authorize the Escrow Agent to release to Seller, one (1) year after the Closing Date (the "DISTRIBUTION DATE") the difference, if any, between
(i) the balance of the Holdback Amount (including any interest accrued thereon) remaining after all indemnification payments to be paid to Buyer under this Agreement have been paid and (ii) the aggregate amount of the then outstanding claims of Buyer timely made and properly asserted under this Agreement and (d) authorize the Escrow Agent to continue to hold the remaining balance of the Holdback Amount (including any interest accrued thereon), if any, until it receives a final, unappealable order of a court of competent jurisdiction or joint written instructions of Seller and Buyer regarding disposition of the remaining balance of the Holdback Amount (including any interest accrued thereon).

         3.3      ADJUSTMENTS TO PURCHASE PRICE

                  3.3.1 The Base Purchase Price, and correspondingly the Purchase Price, will be reduced by an amount equal to Two Thousand Fifty-six Dollars ($2,056.00) for every Equivalent Basic Subscriber below 10,500 as of the Closing Time, subject to the provisions of SECTION 9.2.3 below.

                  3.3.2 If Buyer has not Closed within two (2) Business Days after the date that is one hundred and twenty (120) days after the Transfer Request Filing Deadline (the "Increased Purchase Price Deadline"), then the Base Purchase Price, and correspondingly the Purchase Price, will be increased by an amount equal to $2,056 multiplied by the excess, if any, of (a) the aggregate number of System EBSs as of the Closing Time over (b) 10,700. Notwithstanding the foregoing, in no event will the Purchase Price be increased by the adjustments described in this SECTION 3.3.2 by more than $350,000.00.

                  3.3.3 The Purchase Price will be adjusted on a pro rata basis as of the Closing Time for all prepaid expenses, excluding inventory (but only to the extent the full benefit of such prepaid expenses will be realizable by Buyer within twelve (12) months after the Closing Date), accrued expenses (including real and personal property taxes), prepaid income, accounts payable and subscriber prepayments and accounts receivable related to the Business, all as determined in accordance with this Agreement and GAAP consistently applied, and to reflect the principle that all expenses and income attributable to the Business for the period prior to the Closing Time are for the account of Seller, and all expenses and income attributable to the Business for the period after the Closing Time are for the account of Buyer. Seller shall be entitled to an amount equal to (i) 100% of the face amount of all accounts for EBSs receivable that are thirty (30) or fewer days past due as of the Closing Time, (ii) 90% of the face amount of all accounts receivable for EBSs that are more than thirty
(30) days but sixty (60) days or fewer past due as of the Closing Time, and
(iii) 0% for any accounts receivable for EBSs that are more than sixty (60) days past due as of the Closing Time. Notwithstanding the foregoing, no adjustment shall be made for any account receivable identified in SCHEDULE 5.17 below or for any item of income or expense allocable to any Excluded Asset. Adjustments may also be made as provided in SECTION 7.3.

                  3.3.4 To the extent such payments or deposits are not actually contributed to the LLC, all obligations arising out of advance payments to or relating to funds of third parties on deposit with, Seller as of the Closing Time (including any accrued interest on such payments and deposits), relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable television service and related sales, will be assumed by the LLC to the extent that the Purchase Price is reduced.

         3.4      DETERMINATION OF ADJUSTMENTS

         Preliminary and final adjustments to the Purchase Price will be determined as follows:

                  3.4.1 Not later than a date Seller reasonably believes is at least ten (10) Business Days prior to the Closing, Seller will deliver to Buyer a report (the "PRELIMINARY ADJUSTMENTS REPORT"), certified as to completeness and accuracy by the general partner of Seller or Seller's chief financial officer (in his or her official but not personal capacity), showing in detail the preliminary determination of the adjustments referred to in SECTION 3.3, which are calculated as of the Closing Time (or as of any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments

Report. The Preliminary Adjustments Report will include a complete list of subscribers, a detailed calculation of the number of Equivalent Basic Subscribers and a schedule setting forth advance payments and deposits made to or by Seller, as well as accounts receivable information with relevant aging information relating to the Business (showing sums due and their respective aging as of the Closing Time). Seller also will furnish to Buyer its billing report for the most current period as of the Closing Date. Following receipt of such schedule, Buyer shall have five (5) Business Days to review such schedule and supporting information and to notify Seller of any disagreements with Seller's estimates. If Buyer provides a notice of disagreement with Seller's estimates of the adjustments referred to in SECTION 3.3 within such five (5) Business Day period, Buyer and Seller shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Time. The estimate so agreed upon by Buyer and Seller or (if Buyer fails to provide a notice of disagreement with Seller's estimates of such adjustments within the time provided) the estimates of such adjustments set forth in the Preliminary Adjustments Report shall be the basis for determining the Base Purchase Price. If the parties are unable to agree upon the appropriate calculations for the Base Purchase Price, the Base Purchase Price shall be determined by an independent accounting firm acceptable to both parties whose determination will be conclusive until the preparation of the Final Adjustments Report; provided, however, any amount in dispute shall be deposited in a mutually acceptable escrow account and Closing shall not be delayed pending resolution of the dispute by the accounting firm. If the parties cannot agree on an acceptable accounting firm within ten (10) days after the parties have determined that a dispute exists the parties agree to use Sweeney Conrad, P.S. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination.

                  3.4.2 Within sixty (60) days after the Closing, Buyer will deliver to Seller a report (the "FINAL ADJUSTMENTS REPORT"), similarly certified as to completeness and accuracy by Buyer, showing in detail the final determination of all adjustments which were not calculated as of the Closing Time and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Seller will provide Buyer with reasonable access to all records which Seller has in its possession and which are necessary for Buyer to prepare the Final Adjustments Report.

                  3.4.3 Within thirty (30) days after receipt of the Final Adjustments Report, Seller will give Buyer written notice of Seller's objections, if any, to the Final Adjustments Report. If Seller makes any such objection, the parties will agree on the amount, if any, which is not in dispute within thirty (30) days after Buyer's receipt of Seller's notice of objections to the Final Adjustments Report ("SELLER'S OBJECTION NOTICE"). Any undisputed amounts resulting in a net payment to Buyer will be paid by Seller within three
(3) Business Days; provided, however, Buyer may, at Buyer's option, receive funds from the Holdback, to satisfy all or any portion of any obligation of Seller hereunder. Any remaining deficiency in such net payment shall be satisfied by Seller. Any undisputed amounts resulting in a net payment to Seller will be paid to Seller within three (3) Business Days. Any disputed amounts will be determined within ten (10) Business Days following Buyer's receipt of

Seller's Objection Notice by an independent accounting firm acceptable to both parties whose determination will be conclusive. If the parties cannot agree on an acceptable accounting firm within three (3) days after the parties have determined that a dispute exists, the parties agree to use Sweeney Conrad, P.S. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the responsible party by wire transfer of immediately available funds to the other party within three (3) Business Days after the final determination; provided, however, Buyer may, at Buyer's option, receive funds from the Holdback to satisfy all or any portion of any obligation of Seller hereunder.

         3.5      SELLER LIQUIDATION

         Seller shall not liquidate all or substantially all its assets prior to the earlier of (i) Buyer and Seller agreeing upon all aspects of the Final Adjustments Report and, if any payment is due from Seller pursuant to SECTION
3.4 based on the Final Adjustments Report, the final payment owed by Seller having been received in full by Buyer or (ii) Seller paying the undisputed amount owed by Seller to Buyer following delivery of Seller's Objection Notice and depositing into the Holdback additional funds equal to the disputed amount together with an amount reasonably sufficient to pay for Seller's share of the cost of resolving the issues raised by Seller's Objection Notice (the "ADJUSTMENT DEPOSIT"), which funds shall be held in the Holdback pending resolution of issues raised by Seller's Objection Notice and the portion of the Adjustment Deposit payable to Buyer, if any, following resolution of all disputes concerning the Final Adjustment Amount shall be immediately paid to Buyer and the balance of the Adjustment Deposit, if any, immediately paid to the Seller. Without in any way extending the time periods specified in SECTION 3.4.3, Buyer agrees, upon written notice from Seller (the "LIQUIDATION NOTICE") setting forth Seller's good faith belief of a possible liquidation of Seller within fifty (50) days of Closing, to accelerate production and delivery of the Final Adjustments Report within the later of thirty (30) days following the Closing Date or ten (10) days after Seller's delivery of the Liquidation Notice, provided adequate records are available at that time to complete the Final Adjustments Report. Seller shall notify Buyer of any distribution of any assets prior to the parties agreeing upon the Final Adjustments Report that may result in Seller being unable to satisfy in a timely manner any obligations under
SECTION 3.4 without recourse to the Holdback. Each party's obligations and covenants under this SECTION 3.5 shall survive Closing.

         3.6      ALLOCATION OF CONSIDERATION

         The Purchase Price shall be allocated as follows:

         LLC Interest    Purchase Price, as adjusted, less         $147,000.00

         Non-Competition Agreement                                 $147,000.00

For federal tax purposes, within sixty (60) days following the Closing Date, Buyer will deliver to Seller a draft schedule of values for the Assets and the corresponding proposed allocation of the LLC Interest portion of the Purchase Price. Thereafter, Seller shall be given a reasonable opportunity to comment thereon prior to Buyer and the LLC adopting the proposed allocation. Seller and Buyer agree to work in good faith to resolve any disagreement regarding Buyer's proposed allocation. The parties agree to be bound by the allocation set forth herein and the allocation proposed by Buyer for federal tax purposes after Closing, unless Seller provides a timely written objection to Buyer's proposed allocation, which objection must be received by Buyer within thirty (30) days after Seller's receipt of Buyer's proposed allocation. If Seller does timely object, any disagreement regarding the proposed allocation that cannot be resolved by Buyer and Seller within thirty (30) days shall be resolved pursuant to the process described in SECTION
3.4.3. Neither Seller nor Buyer will take any position inconsistent with any such allocations and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocations. Notwithstanding the foregoing, for purposes of the Title Policies, a value mutually acceptable to Buyer and Seller reflecting actual current fair market value shall be allocated to the Real Property within thirty (30) days after the date of this Agreement.

4.       ASSUMED LIABILITIES, EXCLUDED ASSETS AND ADVERTISING ASSETS

         4.1      ASSIGNMENT AND ASSUMPTION

         On the Contribution Date, Seller will assign to the LLC and the LLC will assume and, after the Closing Time, perform, the following "ASSUMED LIABILITIES": (a) Seller's obligations to subscribers and advertisers of the Business for (i) subscriber and advertiser deposits held by Seller as of the Closing Date and which are refundable, up to the amount for which Buyer received credit under SECTION 3.2, and (ii) subscriber and advertiser advance payments held by Seller as of the Closing Date for services to be rendered by a System after the Closing Time, up to the amount for which Buyer received credit under
SECTION 3.2; and (b) obligations accruing and relating to periods after the Closing Time relating to the LLC's ownership of the Assets or its conduct of the business or operation of the Systems, under Governmental Permits listed on
SCHEDULE 2 (to the extent that such Governmental Permits are transferable) and Seller Contracts listed on SCHEDULE 3. The LLC and Buyer will not assume or have any responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the System other than the Assumed Liabilities ("RETAINED LIABILITIES") will remain and be the obligations and liabilities solely of Seller including: (i) any obligation, liability or claim relating to or arising pursuant to rate refunds to subscribers of the System with respect to rates charged to such subscribers during periods through and including the Closing Date; (ii) any suit, action or proceeding pending or threatened related to an event occurring at any time prior to Closing regardless of whether such litigation is commenced prior to or after Closing; (iii) any liability of Seller or any Affiliate of Seller that relates to, or that arises out of, any Excluded Asset, or that arises out of the distribution to, or ownership by Seller or any Affiliate of Seller of any Excluded Asset or associated with the realization of the benefits of any Excluded Asset; (iv) any liability of Seller, any Affiliate of Seller relating to or arising out of Seller, the System, the Business or any Asset, and based upon, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission existing or occurring on or prior to the Closing Date; (v) any liability of Seller or any Affiliate of Seller arising out of the operation or conduct by Seller or any Affiliate of Seller of any business other than the Business; (vi) any liability of the Seller or any Affiliate of Seller (A) arising out of any actual or alleged breach by Seller or any Affiliates of Seller, or nonperformance by Seller or any Affiliate of Seller under any contract, agreement or commitment (including any Seller Contract or Governmental Permits) on or prior to Closing or (B) accruing under any contract, agreement or commitment (including any Seller Contract or Governmental Permit included in the Assets) with respect to any period on or prior to the Closing Date; (vii) except to the extent an adjustment is made to the Purchase Price for Buyer's benefit, any account payable of Seller or any Affiliate of Seller arising on or prior to the Closing Date; (viii) except to the extent waived in writing by Buyer, any liability of Seller or any Affiliate of Seller to any Third Party as a result of the failure to obtain a consent to assign a Seller Contract or Governmental Permit to the LLC or to assign the LLC Interest to Buyer; and (ix) any liability of Seller or any Affiliate of Seller to each other or to any of their Affiliates.

         4.2      EXCLUDED ASSETS

         The "EXCLUDED ASSETS," which will be retained by Seller, will consist of the following: (a) programming contracts, retransmission consent agreements and pole attachment agreements that are either not used in or useful to the operation of the System or listed in SCHEDULE 4.2; (b) insurance policies and rights and claims thereunder, except as otherwise provided in SECTION 7.8.3; (c) bonds, letters of credit, surety instruments and other similar items that are not Seller Contracts and are listed in SCHEDULE 4.2; (d) cash and cash equivalents; (e) Seller's patents, trademarks, trade names, service marks, service names, and logos (subject to Buyer's rights under SECTION 7.12); (f) subscriber billing contracts and related equipment (subject to Buyer's rights under SECTION 7.13) listed in SCHEDULE 4.2; (g) Seller's Plans as defined in
SECTION 5.14.2 and any cash, reserve, trust or funding arrangement held or set aside for the payment of benefits; (h) any employment, compensation, bonus or deferred compensation agreements; (i) account books of original entry, general ledgers, financial records and personnel files and non-operational records used in connection with the System provided that copies of such books and records will be retained by and made available to Buyer and the LLC for review and copying for a period of three (3) years (and six (6) years in the case of tax reports and returns and underlying books and records and for such longer period as may be required under SECTION 17.19.8) from the Closing Date upon reasonable request; and provided further that copies of any such personnel files will be made available to Buyer for a period of three (3) years from the Closing Date upon reasonable request by Buyer accompanied by a consent from the employee(s) in question; (j) corporation or partnership books and records solely related to internal partnership matters and financial relationships with Seller's lenders and its Affiliates and Seller's partners; (k) advertising sales agency or representation contracts providing any Third Party or Seller Affiliate the right to sell available advertising time for any System (except for those set forth on SCHEDULE 3) listed in SCHEDULE 4.2; (l) Seller's rights and obligations under any agreement governing or evidencing an obligation of Seller for borrowed money; (m) any of Seller's claims, rights or interest in and to any refunds for federal, state or local franchise, income or other taxes or fees for periods prior to the Closing Time, including fees paid to the U.S. Copyright Office or to any programmers, or any choses in action relating to such refunds (except to the extent that Seller received the benefit of an adjustment for any prepaid expense in respect of which such refund is made) listed in SCHEDULE 4.2; (n) Seller's limited partnership agreement, Seller's management contract with Northland Communications Corporation and billing contract with Northland Cable Services Corporation; (o) all accounts receivable related to advertising on the System (the "EXCLUDED ADVERTISING RECEIVABLES"); and (p) the assets described on SCHEDULE 4.2. Except for those programming contracts which require Seller to assign the rights and obligations thereunder to an acquiror of any of the Systems (all of which are specifically identified in SCHEDULE 3) and for which Buyer does not either (i) assume such programming contract as an Assumed Liability or (ii) enter into a separate agreement with such programmer with respect to the Systems', Buyer shall have the right to have any programming agreements to which Seller is a party be considered an Excluded Asset; provided Buyer notifies Seller that Buyer desires to have the programming agreement be considered an Excluded Asset within thirty
(30) days after the date the schedules are updated in accordance with SECTION 7.11.1.

         4.3      ADVERTISING ASSETS

         Certain advertising support services are provided to Seller by Cable Ad Concepts, Inc., an Affiliate of Seller. In addition to contributing the Assets to the LLC on the Contribution Date, if the LLC or Buyer employs Jerry Copperonol after the Closing Date, Seller will also cause Cable Ad Concepts, Inc. to transfer to the LLC on the Contribution Date the assets related to advertising support services provided to Seller, including those assets identified in SCHEDULE 4.3 (the "ADVERTISING ASSETS"). The Advertising Assets include one or more software licenses which will be assigned to and assumed by the LLC on the Closing Date and which shall be included in the Assumed Liabilities (which licenses provide for annual aggregate license fees not in excess of $20,000 as of the Closing Date) unless Buyer, prior to the Contribution Date, elects to have any such software license be considered an Excluded Asset.

5.       REPRESENTATIONS AND WARRANTIES OF SELLER

         To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

         5.1      ORGANIZATION AND QUALIFICATION

         Seller is a limited partnership duly organized and validly existing under the laws of Washington and has all requisite limited partnership power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Seller's general partners are FN Equities Joint Venture, a California general partnership, and Northland Communications Corporation, a Washington corporation duly organized and validly existing under the laws of Washington. Northland Communications Corporation is the Managing General Partner of Seller.

         5.2      AUTHORITY AND VALIDITY

         Seller has all requisite limited partnership power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS") to which Seller is a party, and Northland Communications Corporation has the power and authority to act on behalf of Seller, as its Managing General Manager, without the consent or approval of FN Equities Joint Venture and without any further action or approvals from the limited partners of Seller. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party have been duly and validly authorized by all requisite limited partnership action of Seller. This Agreement is, and when executed and delivered by Seller the Transaction Documents will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         5.3      NO BREACH OR VIOLATION

         Subject to obtaining the Required Consents, all of which are listed on
SCHEDULE 4, the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party by Seller do not and will not:
(a) conflict with or violate any provision of the organizational documents of Seller; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person),
(ii) permit or result in the termination, suspension or modification of any obligation of Seller under, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Seller Contract, Governmental Permit or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of the Assets is bound or affected.

         5.4      ASSETS

         Seller has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in SECTION 5.7 and the Deeds apply) and, at Closing, (i) the LLC will have good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in SECTION 5.7 and the Deeds apply) and (ii) Seller will have good and marketable title to the LLC Interest. The Assets (other than Real Property, as to which the representations and warranties in SECTION 5.7 and Deeds apply) are, and at Closing will be, free and clear of all Encumbrances of any kind or nature, except (a) Encumbrances disclosed on SCHEDULE 7, all of which will be removed and released at or prior to the Closing, (b) Permitted Encumbrances, and (c) restrictions stated in the Governmental Permits. None of the Encumbrances disclosed on SCHEDULE 7 include loans, credit arrangements, borrowings or other obligations that are cross-collateralized with the assets of any other Affiliate of Seller. Except as set forth on SCHEDULE 2 OR 3, none of the Equipment is leased from any other Person. The Assets, together with the Excluded Assets, are all the assets, rights and interests necessary to permit the LLC to conduct the Business and to operate the System substantially as it is currently being conducted and operated and in material compliance with all applicable Legal Requirements, Seller Contracts and Governmental Permits as of the Closing. All the Equipment listed in SCHEDULE 5 is in good operating condition and repair, ordinary wear and tear excepted and is suitable and adequate for continued use in the manner in which it is presently used. To Seller's knowledge, no Person (other than Seller with respect to the Business) has been granted or has applied for a cable television franchise in any Service Area or is operating a cable television system or other non-satellite multichannel video programming distribution system in any Service Area. To Seller's knowledge, no restoration, repaving, repair or other work is required to be made by Seller to any street, sidewalk or abutting or adjacent area pursuant to the requirement of any ordinance, code, permit, easement or contract relating to the installation, construction or operation of any of the System. No property of any Person has been damaged, destroyed, disturbed or removed in the process of construction or maintenance of the System which has not been, or will not be prior to Closing, repaired, restored or replaced and which damage, loss or disruption is material or material to the operation of the System. No Person, other than Seller, owns any assets that are used in the operation of the System, other than as set forth in SCHEDULE 4.3 and SCHEDULE
5.4. No Assets have been owned by Seller but located outside the State of Washington within the previous five (5) years.

         5.5      GOVERNMENTAL PERMITS

         Complete and correct copies of the Governmental Permits, all of which are listed on SCHEDULE 2, have been or will be, within three (3) Business Days after the date of this Agreement, delivered by Seller to Buyer. The Governmental Permits are currently in full force and effect, are not in default, and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending of which Seller has received notice or, to Seller's knowledge, threatened, to terminate, suspend or modify any Governmental Permit and Seller is in material compliance with the terms and conditions of all the Governmental Permits and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. The Governmental Permits contain all of the commitments and obligations of Seller to the applicable Governmental Authority under any franchise issued by a Governmental Authority with respect to the construction, ownership and operation of the System. The Governmental Permits are currently in full force and effect and are valid and enforceable under all applicable Legal

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Requirements in accordance with their terms. The franchises included in the
Governmental Permits represent all the franchises necessary operate the Business and provide the cable television services in the area currently served by the System. All areas served by the Business are served by the System pursuant to one of the franchises listed on SCHEDULE 2. The current term of each franchise owned by Seller and used in the Business is accurately set forth and described on SCHEDULE 2.

         5.6      SELLER CONTRACTS

         All of the Seller Contracts are described on SCHEDULE 3. Complete and correct copies of all Seller Contracts will be made available to Buyer and Buyer's representatives, for inspection and copying, at Seller's principal office in Seattle, Washington. Such documents constitute the entire agreement with the other party. Each Seller Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller and Seller is not, and to Seller's knowledge, each other party thereto is not, in breach or default of any terms or conditions thereunder. The Seller Contracts (including all contracts relating to Real Property described on SCHEDULE 6) represent all the contracts and agreements necessary to operate the System. Except as described on SCHEDULE 2 (Governmental Permits) and SCHEDULE 3 (Seller Contracts), Seller is not bound or affected by any of the following that relate to the Business: (i) leases of real or personal property; (ii) franchises for the construction, ownership or operation of cable television systems or contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (iv) material easements, rights of access, underground conduit agreements, crossing agreements or other interests in real property; (v) pole line or attachment agreements; (vi) multiple dwelling unit agreements, including bulk agreements, and commercial service agreements; (vii) agreements pursuant to which the System receives or provides advertising sales representation services;
(viii) agreements pursuant to which the System or Seller has constructed or agreed to construct for third parties an institutional network or otherwise provides to third parties telecommunications services other than one-way video;
(ix) construction and development agreements (other than installation agreements where services are provided in the ordinary course of business on an as-needed basis) or (x) Contracts relating to the operation of the Business, that are not terminable by Seller without cost or penalty on not more than ninety (90) days' prior written notice and which require the payment of, or the provision of services worth more than $500 per month. Seller is a party to all Seller Contracts and no Affiliate of Seller is a party to any Seller Contracts. Other than with respect to Seller's limited partnership agreement, the management agreement identified in SCHEDULE 4.2, the advertising support services described in SECTION 4.3, and the billing services provided by Northland Cable Services Corporation, Seller has not entered into any contract or other arrangement or transaction with any Affiliate of Seller for the provision of any goods or services used in the operation or conduct of the Business.

         5.7      REAL PROPERTY

                  5.7.1 All the Assets consisting of owned or leased Real Property interests are described on SCHEDULE 6. Except as otherwise disclosed on
SCHEDULE 6, Seller holds good,

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marketable and indefeasible fee simple title to the Real Property shown as being owned by Seller on SCHEDULE 6 and the valid and enforceable right to use and possess such Real Property, subject only to the Permitted Encumbrances. Seller has valid and enforceable leasehold interests in Real Property shown as being leased by Seller on SCHEDULE 6 and, with respect to other Real Property not owned or leased by Seller, Seller has the valid and enforceable right to use all such other Real Property pursuant to the easements, licenses, rights-of-way or other rights described on SCHEDULE 6, subject only to Permitted Encumbrances.

                  5.7.2 The documents made available by Seller to Buyer as evidence of each lease of Real Property constitute the entire agreement with the landlord in question. To the knowledge of Seller, there are no leases or other agreements, oral or written, granting to any Person other than Seller the right to occupy or use any Real Property, except as described on SCHEDULE 6. All easements, rights-of-way and other rights appurtenant to, or which are necessary for Seller's current use of, any owned Real Property are valid and in full force and effect, and Seller has not received any notice with respect to the termination, breach or impairment of any of those rights. To the knowledge of Seller, each parcel of owned or leased Real Property, any improvements constructed thereon and their current use conform to (a) all applicable Legal Requirements, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

                  5.7.3 Except for ordinary wear and tear and routine repairs, all of the improvements, leasehold improvements and the premises of the Real Property and the premises demised under the leases and other documents evidencing the Real Property are in good condition and repair and are suitable for the purposes used. Each parcel of Real Property and any improvements thereon and their current use (a) has access to and over public streets or private streets for which Seller has a valid and legally created right of ingress and egress pursuant to a written agreement or instrument, (b) each parcel of Real Property conforms in its current use and occupancy to all material governmental land use requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use,
(c) conforms in its current use to all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel and (d) is available for immediate use in the conduct of the Business or operation of the System, subject to the Permitted Encumbrances. With respect to each parcel of Real Property, all buildings, towers, guy wires and anchors, headend equipment, earth-receiving dishes and related facilities used in the operation of the System are located entirely on the Real Property and are maintained, placed and located in accordance with the provisions of all applicable Legal Requirements, deeds, leases, licenses, permits or other legally enforceable arrangements. There are no pending condemnation, expropriation, eminent domain or similar proceedings of which Seller has received notice or has knowledge affecting, in any material respect, all or any portion of the Real Property. Seller has performed all obligations under the leases; Seller is not in breach or default under any such leases; there exists no condition or event which, after the giving of notice or lapse of time or both would constitute such breach or default; and all payments required to be paid under each of the leases have been paid in a timely manner.

                  5.7.4 All fee interests in all of the Real Property will be conveyed to the LLC as of the Contribution Date by statutory warranty deed in the form set forth in EXHIBIT B.

         5.8      ENVIRONMENTAL MATTERS

                  5.8.1 Seller's use of the Real Property has and currently complies with and, to Seller's knowledge, the Real Property has previously been operated in compliance with, all Environmental Laws. Seller has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Real Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly, and, to Seller's knowledge, no other present or previous owner, tenant, occupant or user of any Real Property or any other Person has committed or suffered any of the foregoing. To Seller's knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding any Real Property. No claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it
(a) has been asserted or conducted during the period of Seller's ownership or is currently pending against or with respect to Seller or, to Seller's knowledge, any other Person, or (b) to Seller's knowledge, is threatened or contemplated.

                  5.8.2 To Seller's knowledge, (a) no underground storage tanks are currently or have been located on any Real Property, (b) no Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes, (c) no building or other structure on any Real Property contains asbestos, asbestos-containing material or material presumed to be asbestos-containing material under any Environmental Law, and (d) there are no incinerators, septic tanks or cesspools on the Real Property and all waste is discharged into a public sanitary sewer system.

                  5.8.3 Seller will make available to Buyer and Buyer's representatives, for inspection and copying, at Seller's principal office in Seattle, Washington, complete and correct copies of (a) all studies, reports, surveys or other materials in Seller's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property,
(b) all notices or other materials in Seller's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in Seller's possession relating to any claim, allegation or action by any private Third Party under any Environmental Law.

         5.9      COMPLIANCE WITH LAW

                  5.9.1 The ownership, leasing and use of the Assets as they are currently owned, leased and used by Seller and the conduct of the Business as it is currently conducted do not violate any Legal Requirement. Neither Seller nor any Affiliate of Seller has received any notice claiming a violation by Seller or the Business of any Legal Requirement applicable to Seller or the Business as it is currently conducted and to Seller's knowledge, there is no basis for any claim that such a violation exists.

                  5.9.2    Intentionally Deleted.

                  5.9.3 Other than with respect to those must-carrys identified on SCHEDULE 3, no written notices or demands have been received from the FCC, from any television station or from any other Person or Governmental Authority (x) challenging the right of the System to carry any television broadcast station or deliver the same or (y) claiming that the System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act. All necessary Federal Aviation Administration ("FAA") approvals have been obtained with respect to the height and location of towers used in connection with the operation of the System, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules and neither Seller nor any Affiliate of Seller has received written notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act, and neither Seller nor any Affiliate of Seller has agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the Cable Act.

                  5.9.4 The System is in compliance in all material respects with the provisions of the Cable Act as such Legal Requirements relate to the rates and other fees charged to subscribers of the System. Seller has established rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the Cable Act and any authoritative interpretation thereof now or then in effect, to the extent such rates are or were subject to regulation at such time by any Governmental Authority, including any local franchising authority and/or the FCC. Seller has delivered or will deliver within five (5) Business Days after the date of this Agreement to Buyer complete and correct copies of all FCC forms and other information reasonably requested by Buyer relating to rate regulation generally or specific rates charged to subscribers with respect to the System. Neither Seller nor any Affiliate of Seller has entered into and are not subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in the System that would be applicable to the System following Closing and none is currently negotiating or anticipating entering into or being subject to the same. As of the date of this Agreement, (i) there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that any cable television system included in the System can charge (whether for programming, equipment, installation, service or otherwise), (ii) no cable television system included in the System is subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service (including late fees) or otherwise), (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to the System and (iv) there is no unresolved complaint pending with respect to the CPST tier of the System and no rate order with respect to the System that is being appealed.

                  5.9.5 Seller has complied in all material respects, and the Business is in compliance in all material respects with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act of 1976 and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Tribunal, the Cable Act, the rules and regulations of the FCC, including provisions of any thereof pertaining to signal leakage, to utility pole make ready and to grounding and bonding of cable television systems (in each case as the same is currently in effect), and all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Assets, the System and the Business.

                  5.9.6 Except as provided in SCHEDULE 5.9.6, Seller has complied in all material respects with the must carry, retransmission consent, and commercial leased access provisions of the Cable Act. Except with respect to the System's tier of Basic Service, Seller is not subject to rate regulation pursuant to a specific exemption from rate regulation contained in the Cable Act. Except as provided in SCHEDULE 5.9.6, Seller has received no notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and Seller has not agreed with any Governmental Authority to establish customer service standards that exceed the standards in the Cable Act. Except as set forth on SCHEDULE 5.9.6, Seller has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding (a "COST OF SERVICE ELECTION") with respect to any of the Systems.

                  5.9.7 SCHEDULE 5.9.7 sets forth a description of the following information with respect to each antenna structure that relates to the System (including, but not limited to, towers, buildings and monopoles): (i) the owner of the antenna structure; (ii) the address of the antenna structure (including street address, city, county, state and zip code); (iii) the type of the antenna structure (i.e., tower, building, monopole, etc.); (iv) the latitude and longitude of the antenna structure as reported to the FAA or FCC and as known to Seller; (v) the ground elevation of the site of the antenna structure;
(vi) the height of the antenna structure without appurtenances; (vii) the height of the antenna structure with appurtenances, if known to Seller; (viii) the FCC call signs associated with the antenna structure; (ix) the FAA study number associated with the antenna structure and (x) the FCC registration number associated with the antenna structure. Complete and correct copies of all FAA final determination letters and FCC Forms 854 and 854R, if any, with respect to each antenna structure have been or will be within five (5) Business Days after the date of this Agreement delivered by Seller to Buyer. Except as set forth on
SCHEDULE 5.9.7, all necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of the Systems, and such towers are being operated in compliance with applicable FCC and FAA rules. Seller has delivered to Buyer true and correct copies of the FAA final determinations and FCC registrations for all such towers.

         5.10     PATENTS, TRADEMARKS AND COPYRIGHTS

         Seller has deposited with the U.S. Copyright Office all statements of account and other documents and instruments and have paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the Business as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in
Section 111 of the Copyright Act. Seller has not been notified or otherwise advised of any inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by Seller with respect to the System. Seller has made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the U.S. Copyright Office. Seller has delivered to Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past five (5) years, made or filed pursuant to copyright rules and regulations with respect to the Business. Seller does not possess any patent, patent right, trademark, copyright or other intellectual property related to or material to the operation of the System or the Business that is not included among the Assets to be conveyed to the LLC, and neither Seller nor any Affiliate of Seller is a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. To Seller's knowledge, the Business has been operated in such a manner so as not to violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or other intellectual property.

         5.11     FINANCIAL STATEMENTS AND SOLVENCY

                  5.11.1 Seller has delivered to Buyer copies of its unaudited statements of operations and balance sheets related to the Systems for the years ended December 31, 1999, 2000 and 2001, and monthly balance sheets and statements of operations for each calendar month for 2002 through September 30, 2002 (collectively, and together with all of the financial statements to be provided to Buyer pursuant to SECTION 7.2.3, the "FINANCIAL STATEMENTS"). The Financial Statements were prepared and, in the case of all subsequent financial statements to be provided to Buyer pursuant to SECTION 7.2.3, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are accurate and complete and fairly present the results of operations of the Business for the periods indicated, subject to normal year-end adjustments in the case of interim financial statements and the omission of footnotes in the case of interim financial statements. Except as disclosed on the Financial Statements Seller does not or will not have, any liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments) required to be disclosed thereon in accordance with GAAP. Since July 1, 2002, (i) the Business has been operated only in the ordinary course, (ii) Seller has not sold or disposed of any assets, or incurred any obligation or liability (contingent or otherwise) other than in the ordinary course of business, (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets or condition (financial or otherwise) of the Business, other than changes affecting the cable television industry generally. Neither Seller nor any Affiliate of Seller has any knowledge of any circumstance, condition, event or arrangement that could reasonably be expected to result in or give rise hereafter to any liabilities of Seller, except in the ordinary course of business consistent with past practices.

                  5.11.2 Neither Seller nor any Affiliate of Seller is entering into this Agreement or any Transaction Document or engaging in the transactions contemplated by this Agreement or any of the Transaction Documents with an actual intent to hinder, delay or defraud any of their respective existing or future creditors. Seller and the Affiliates of Seller acknowledge that the Purchase Price represents fair and reasonably equivalent value for the LLC Interest. Neither Seller nor any Affiliate of Seller has filed, nor has a present intention to file, a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

         5.12     LEGAL PROCEEDINGS

         Except as set forth on SCHEDULE 5.12, there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or to Seller's knowledge, threatened, involving or affecting all or any part of the Assets or the Business. There is no pending assertion or claim against Seller that operations pursuant to any pole attachment agreement used in the operation of the Business or included among the Assets have been improperly conducted or maintained and, to Seller's knowledge, no facts or circumstances exist that might give rise to any such assertion or claim. SCHEDULE 5.12 lists and describes the results of any audits or investigations conducted by any of the parties to the pole attachment agreements of Seller during the previous three
(3) years.

         5.13     TAX RETURNS

         Seller has filed all income, franchise, sales, use, property, excise, payroll, unclaimed property and other Tax returns required to be filed with the appropriate Governmental Authority. All Taxes, fees and assessments due and payable by Seller have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material, and Seller has set up an adequate reserve for the payment of such Taxes. Seller is not delinquent in the payment of any Tax, assessment or governmental charge. No deficiencies for any Taxes have been proposed, asserted or assessed against Seller that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such tax are pending. Except as set forth on SCHEDULE 5.13, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income Tax return for any period in connection with the Business, and except as set forth on
SCHEDULE 5.13, there are no Tax audits pending in connection with the Business. The amount of Taxes reflected as a liability on the Financial Statements of Seller given to Buyer including all notes therein are a full and adequate reflection of the amount of accrued and unpaid Taxes with respect to Seller for all taxable periods (or portions of taxable periods). Since the date of the Financial Statements given to Buyer, Seller has not incurred or accrued any liability for any Taxes (whether fixed or contingent) except for those Taxes incurred or accrued in the ordinary course of business of the Seller. Neither Seller nor any Affiliate of Seller has received any notice of, nor does any one of them have any knowledge of, any deficiency, assessment or audit or proposed deficiency assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of an Encumbrance, upon the Assets or the System.

         5.14     EMPLOYMENT MATTERS

                  5.14.1 SCHEDULE 5.14.1 contains a complete and correct list of the names and positions of all employees engaged in the Business, including John Ulrich and Pete Grigorieff, but excluding any other senior managers or officers working for Affiliates of Seller, as of a recent date (each, a "SYSTEM EMPLOYEE"). Seller has complied with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101), et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control, and the payment and withholding of Taxes.

                  5.14.2 For purposes of this Agreement, "SELLER'S PLANS" means each employee benefit plan (as defined in Section 3(3) of ERISA) and benefit arrangement, including, without limitation, each pension benefit plan, welfare benefit plan, employment agreement, incentive compensation arrangement and multiemployer plan (as defined in Section 3(37) of ERISA), (i) which is sponsored or maintained by the Seller, (ii) to which Seller contributes (or to which Seller has an obligation to contribute), or (iii) with respect to which Seller has or could have any obligation or liability. The Seller's Plans in which any System Employee participates are disclosed on SCHEDULE 5.14.2. None of the Seller's Plans, is in violation of any provision of ERISA or the Internal Revenue Code (the "CODE"). Seller, all ERISA Affiliates and all other Persons (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under of with respect to each Seller's Plan, including, without limitation, all reporting, disclosure and notification obligations. Each Seller's Plan that is intended to qualify under Section 401 of the Code is so qualified and the trusts maintained pursuant thereto are exempt from federal taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such Seller Plan or otherwise which could cause the loss of such qualification or exemption. No (i) "reportable event" described in Section 4043(c) of ERISA, (ii) non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code),
(iii) "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, or (iv) "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing, or is reasonably expected to occur as a result of the consummation of the transactions contemplated in this Agreement or otherwise, with respect to any Seller's Plan. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Seller, threatened with respect to (or against the assets of) any Seller's Plan, nor, to the knowledge of Seller, is there a basis for any such action, suit or claim. To Seller's knowledge, no Seller's Plan is currently under investigation, audit or review, directly or directly, by the United States Internal Revenue Service (the "IRS"), the United States Department of Labor (the "DOL") or any other governmental entity or agency, and, to the knowledge of Seller, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency. After the Closing, neither Buyer nor the LLC will be required, under ERISA, the Code, any other applicable law, any collective bargaining agreement or this Agreement to establish, maintain or continue any Seller's Plan currently maintained by the Seller. Neither Seller nor any ERISA Affiliates contributes to, or at any time during the last six (6) years has contributed to (or been obligated to contribute to) a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA).

                  5.14.3 Except as disclosed on SCHEDULE 5.14.3, as of the date of this Agreement, there are no union or collective bargaining agreements applicable to any System Employee or other Person employed by Seller who renders services in connection the System and Seller has no duty to bargain with any labor organization with respect to any such System Employee or other Person and
(iii), to Seller's knowledge, there have been no union organizing activities with respect to the System in the past three (3) years. Except as disclosed on
SCHEDULE 5.14.3, there are not pending any unfair labor practice charges against Seller, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any System Employee or other Person employed by Seller who renders services in connection the System. Seller has no employment agreements, either written or oral, with any System Employee or other Person employed by Seller who renders services in connection the System. After the Closing, neither Buyer nor the LLC will have any liability with respect to any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) or any plan that is subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA, whether to the plan, any participant or beneficiary of such plan, any Governmental Authority or any other Person or entity, as a result of Seller's participation in the transactions contemplated by this Agreement. As of the Closing Date, the assets of each such Seller's Plan are sufficient to provide all "benefit liabilities," as defined in Section 4001(a)(16) of ERISA, due under such Seller's Plan upon termination of such Seller's Plan. None of Seller, any ERISA Affiliate or any other Person to which any of them is a successor or parent corporation (within the meaning of Section 4069(b) of ERISA) has engaged in a transaction that could reasonably be expected to result in, nor will the consummation of the transactions contemplated in this Agreement or the Transaction

Documents result in, a liability to Seller, any ERISA Affiliate, Buyer or the LLC under Section 4069 of ERISA.

         5.15     SYSTEM INFORMATION

                  5.15.1 SCHEDULE 5.15.1 sets forth a true and accurate description, on a System-by-System basis, of the following information relating to the Systems as of the date or dates set forth on such Schedule:

                  (a) the approximate number of aerial and underground miles of plant included in the Assets and served by each headend;

                  (b) the approximate number of single family homes and residential multiple dwelling units passed by each System;

                  (c) the approximate miles of plant operating at the applicable MHz capacity and channel capacity of each headend;

                  (d) the approximate number of EBSs served by the System by subscriber type;

                  (e) the MHz capacity and channel capacity of each headend and the HFC architecture for the System, including but not limited to node size, fiber counts and return paths; and

                  (f) the cities, towns, villages, townships, boroughs, counties or other communities served by the System (with or without the requirement of a franchise) that have been, or are required to be, registered with the FCC pursuant to Section 76.12 of its rules, including each C.U.I.D. number.

                  5.15.2 SCHEDULE 5.15.2 sets forth a true and accurate description in all material respects of the following information relating to the System as of the date of this Agreement:

                  (a) a description of the Basic Service, Broadcast Basic Service, Deluxe Basic Service, Pay TV and a la carte services available from the System, and the rates charged by Seller therefor, including all rates, tariffs and other charges for cable television or other services provided by the System; and

                  (b) the stations and signals carried by the System and the channel position of each such signal and station.

                  5.15.3 Neither Seller nor the Business has any obligation or liability for the refund of monies to subscribers of the System, other than as evidenced by their respective refund (including deposit) account credit balances or as may be required under the rules and

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regulations relating to rates promulgated or to be promulgated by the FCC under the Cable Act.

                  5.15.4 The System is capable of providing all channels, stations and signals reflected as being carried on such System on SCHEDULE 5.15.2.

         5.16     FINDERS AND BROKERS

         Neither Seller nor any of its Affiliates has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

         5.17     ACCOUNTS RECEIVABLE

         Except as may be set forth on SCHEDULE 5.17, all accounts receivable of Seller (i) are reflected and properly recorded on the books and records of the Seller, including the Financial Statements; (ii) represent sales actually made in the ordinary course of business consistent with the Seller's past practices for goods or services delivered or rendered in bona fide arm's-length transactions; (iii) constitute only valid, undisputed claims; (iv) are not subject to any assertions of set-off, reduction, counterclaim or, to the knowledge of the Seller, dispute; (v) have not been extended or rolled over in order to make them current; (vi) are current (except as set forth in the aging report provided to Buyer prior to entering into this Agreement); and (vii) are represented by one or more invoices, each of which has been generated, and provides for payment to be made, in the name of Seller.

         5.18     FRANCHISE RENEWAL RIGHTS

         Seller has timely filed valid requests for renewal under Section 626 of the Cable Act with the proper Governmental Authority with respect to all cable television franchises of the Business that will expire within thirty-six (36) months after any date between the date of this Agreement and the Closing Date (the "APPLICABLE FRANCHISES"). Seller is in compliance with all rules and regulations promulgated by the FCC with respect to the procedures for seeking franchise renewals. Seller has received no notice from any party that the Applicable Franchises will not be renewed or that the applicable Governmental Authority has challenged or raised any objection to or otherwise questioned Seller's request for renewal under Section 626 of the Cable Act and Seller has duly and timely complied with any and all inquiries and demands by any and all Governmental Authorities made with respect to Seller's requests for renewal and will continue to do so with respect to any renewal request filed prior to Closing. True, complete and correct copies of all correspondence between the Seller and any and all Governmental Authorities concerning the renewal of any Applicable Franchise have been and will be made available to Buyer in a timely manner.

         5.19     BONDS

         Except as set forth on SCHEDULE 5.19, there are no franchise, construction, fidelity, performance, or other bonds, letters of credit, guarantees or escrow accounts posted, delivered or established by Seller or any Affiliate in connection with its operation or ownership of any of the System or Assets.

         5.20     REQUIRED CONSENTS

         The consents, authorizations and approvals listed on SCHEDULE 4 are all of the Required Consents for all of the transactions described in this Agreement.

         5.21     DISCLOSURE

         No representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller in writing to Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. Without limiting the generality of the foregoing, the information set forth in the Schedules concerning the Business is accurate and complete in all material respects.

6.       BUYER'S REPRESENTATIONS AND WARRANTIES

         To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

         6.1      ORGANIZATION AND QUALIFICATION

         Buyer is a limited liability company duly organized and validly existing under the laws of Washington and has all requisite limited liability company power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets.

         6.2      AUTHORITY AND VALIDITY

         Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all requisite action of Buyer. This Agreement is, and when executed and delivered by Buyer, the Transaction Documents to which Buyer is a party will be, the valid and binding obligation of Buyer, enforceable in accordance with its terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         6.3      NO BREACH OR VIOLATION

         Except for and subject to the receipt of the Required Consents, the execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the organizational documents of Buyer; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension, modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under any instrument or agreement to which Buyer is a party or by which Buyer or any of its assets is bound, or (iv) result in the creation or imposition of any Encumbrance, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement or that are provided for or anticipated by this Agreement or that arise out of Buyer's financing of the Purchase Price at Closing.

         6.4      FINANCIAL CAPABILITY OF BUYER

         Provided Buyer obtains the contemplated debt and equity financing for the transaction described herein and in the NCP8 and NCT Agreements and Buyer does not exercise its termination right under SECTION 10.1.7, Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby and perform its obligations hereunder, including payment of the Purchase Price.

         6.5      FINDERS AND BROKERS

         Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

7.       ADDITIONAL COVENANTS

         7.1      ACCESS TO PREMISES AND RECORDS

         Between the date of execution and delivery of this Agreement and the Closing Date, Seller will give Buyer and its counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable advance notice to all the premises and Books and Records of the Business and to all the Assets and the personnel engaged in the management or operations of the System; and will furnish to Buyer and its representatives all such documents, financial information and other information regarding the Business and

Assets as Buyer may from time to time reasonably request provided that no investigation by Buyer will affect or limit the scope of any of the representations, warranties, covenants and indemnities of Seller in this Agreement or in any Transaction Document or Seller's liability for breach of any of the foregoing. Such information shall include, without limitation, all monthly and quarterly revenue reports from the billing system provider that are currently provided in the ordinary course of operations.

         7.2      CONTINUITY AND MAINTENANCE OF OPERATIONS; FINANCIAL STATEMENTS

         Except as Buyer may otherwise agree in writing, until the Closing:

                  7.2.1 Seller will continue to operate the Business only in the usual, regular and ordinary course consistent with past practices, including making ordinary marketing, advertising and promotional expenditures and, to the extent consistent with such conduct and operation; using commercially reasonable efforts to: (A) preserve the current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with the Business; (B) complete line extensions, placing conduit or cable in new developments and fulfill installation requests in the ordinary course of business; (C) use its commercially reasonable efforts to keep available the services of its employees employed in connection with the Systems; (D) not, outside the ordinary course of business consistent with normal salary reviews, increase the rate of compensation of Seller's employees employed in connection with the System; (E) continue to operate the Business in material compliance with all Legal Requirements; and (F) preserve any beneficial business relationships with key customers, suppliers and others having business dealings with Seller relating to the Business. Without limiting the generality of the foregoing, Seller will maintain the Assets in good condition and repair, will maintain inventories in its ordinary course of business at not less than normal historical levels consistent with past practices, will maintain insurance as in effect on the date of this Agreement and will keep all of its business books, records and files in the ordinary course of business in accordance with past practices. Seller will not itself, and will not permit any of its officers, directors, shareholders, partners, agents or employees to, pay or forgive any of Seller's subscriber accounts receivable (other than for their own residences) prior to the Closing Date. Seller will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement and consistent with past practice. Seller will not except in the ordinary course of business or to fulfill legal obligations engage in any hiring or employee compensation practices except for changes in such practices implemented by Seller and its Affiliates on a company-wide basis.

                  7.2.2    Seller will not, without the prior written consent of
Buyer: (a) modify, terminate, renew, suspend, abrogate or enter into any Seller Contract, Governmental Permit or other instrument that would be included in the Assets other than in the ordinary course of business, provided that Buyer's consent, not to be unreasonably withheld or delayed, will be required to modify, terminate, renew, suspend, abrogate or enter into any retransmission consent or programming contract, any franchise, any lease or any other agreement that contemplates payments in any twelve (12) month period exceeding $5,000 individually or $50,000 in the aggregate; (b) engage in any hiring or employee compensation practices with respect to the System, Business or any System Employees that are inconsistent with past practices; (c) add or delete any program services except to the extent required under the Cable Act or any other Legal Requirement or change the rate charged for any subscriber service in a manner that is outside the ordinary course of business or inconsistent with Seller's prior practice;; (d) file a Cost of Service Election with respect to any of the Systems; (e) sell, transfer or assign any of the Assets other than in ordinary course of business and except for assets sold or disposed of and replaced by other assets of comparable utility and value or permit the creation of any Encumbrance, other than a Permitted Encumbrance on any Asset; (f) permit the amendment or cancellation of any of the Governmental Permits, Seller Contracts or any other contract or agreement (other than those constituting Excluded Assets) which affects or is applicable to the System or the Business;
(g) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to the System or the Business involving an expenditure in excess of $10,000 unless such contract or commitment has a term expiring prior to Closing or can be terminated upon thirty (30) days' notice without liability to Seller, Buyer or the LLC; (h) enter into any agreement with a billing service with respect to the System of Business; (i) With respect to the System and Business, engage in any marketing, subscriber installation, collection or disconnection practices outside the ordinary course or inconsistent with past practices; (j) except as in the ordinary course of business consistent with normal salary reviews, increase the rate of compensation or benefits payable or to become payable to any System Employees or make any material change in personnel policies; or (k) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement. Notwithstanding the foregoing, if Buyer's consent is requested for any proposed new or amended retransmission consent agreement and Buyer does not object to the terms of the proposed new or amended agreement within five (5) Business Days after receiving Seller's written notice of the proposed terms, Buyer shall be deemed to have consented to the new or amended terms provided they are, in Seller's reasonable judgment, not commercially unreasonable or outside customary industry practice and convention.

                  7.2.3 Seller will deliver to Buyer correct and complete copies of (a) monthly and quarterly financial statements and operating reports for the Business and any reports with respect to the operations of a System prepared by or for Seller and (b) all rate regulation documents at any time between the date of this Agreement and the Closing. All financial statements so delivered will be prepared in accordance with GAAP on a basis consistent with the Financial Statements.

                  7.2.4 Seller will cause its appropriate Affiliates to be bound by and comply with the provisions of this SECTION 7.2 to the extent such Affiliates own, operate or manage any of the Assets or the System.

                  7.2.5 Except as contemplated hereby, Seller will not and will not cause or permit the LLC to, (i) issue, deliver or sell or agree to issue, deliver or sell to any Person any additional membership interests in, or rights of any kind to acquire any ownership interest in the LLC of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock or ownership interests or any stock appreciation rights or similar rights, (ii) without the prior written consent of Buyer, amend the Certificate of Formation or operating agreement of the LLC; (iii) with respect to the Business or System, acquire, lease or dispose of or agree to acquire, lease or dispose of any capital assets or any other assets, other than any acquisition, lease or disposition that is (A) individually or in the aggregate, immaterial in amount; (B) occurs in the ordinary course of business; or (C) is outside the ordinary course of business but is consented to by Buyer; (iv), with respect to the System, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or
(v) agree to do any of the foregoing.

                  7.2.6 Except as provided in SECTION 7.3, Seller will not, with respect to any System Employee, except as required to comply with applicable law or existing contracts or plans, (i) adopt or terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation rights, pension, retirement, deferred compensation, employment plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee (except for such awards made in the ordinary course of business consistent with past practices unless such award is otherwise prohibited under SECTION 7.3), (ii) increase or decrease in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business consistent with past practice), (iii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement (except for such awards made in the ordinary course of business consistent with past practice unless such award is otherwise prohibited under SECTION 7.3), (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement (except for such actions made in the ordinary course of business consistent with past practice) or (v) agree to do any of the foregoing;.

                  7.2.7 Seller will establish and organize the LLC in the State of Washington as provided in SECTION 2.1. Northland Communications Corporation shall be and remain the sole manager of the LLC prior to Closing. Seller shall not permit the LLC to engage in any business activity after the Contribution Date and prior to the Closing other than the operation of the Business in the ordinary course and shall not permit the LLC to incur any obligations or liabilities other than the Assumed Liabilities. Seller will not cause, permit or authorize the LLC to do or take any action that Seller would not be authorized to do under this SECTION 7.2.

         7.3      EMPLOYEE MATTERS

                  7.3.1 Buyer may, but will have no obligation to, cause the LLC to employ or offer employment to, any or all System Employees. Not less than twenty (20) Business Days before the Closing Date, Buyer will provide notice to Seller of which System Employees Buyer intends to hire directly or through the LLC. Within thirty (30) days after the date of execution of this Agreement, Seller will provide to Buyer a list of all System Employees by work location and entity as of a recent date, showing the original hire date, the then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, and whether the System Employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization. The list will also indicate which of the System Employees Seller desires to retain as Seller's employees (the "RETAINED EMPLOYEES"). The System Employees that accept the LLC's offer of employment, which shall become effective as of the Closing Time, shall be herein referred to as "TRANSFERRED EMPLOYEES." Seller agrees to cooperate in all reasonable respects with Buyer to allow Buyer or its Affiliates to evaluate the Systems Employees to make hiring decisions; provided, however, other than with respect to Jerry Copperonol, John Ulrich, Pete Grigorieff, Buyer shall not undertake any employment interviews with any System Employees until thirty (30) days prior to the anticipated Closing Date. Subject to the foregoing limitation, Buyer will have the opportunity to make such appropriate prehire investigation of each System Employee, as it deems necessary, including the right to review personnel files (subject to Seller obtaining the consent of the System Employee) and, subject to the foregoing restriction, the right to interview such System Employees during normal working hours so long as such interviews are conducted after notice to Seller and do not unreasonably interfere with Seller's operations and such investigations and interviews do not violate any law or contract. Subject to applicable law, Buyer, may, if it wishes, condition any offer of employment upon the System Employee being in active service on the Closing Date, the System Employee's passing a pre-employment physical examination (including drug screening test) and the completion of a satisfactory background check. The Buyer will bear the expense of such examination but Seller will, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with the Seller's operations. As of the Closing Date, neither Buyer nor the LLC will have any obligation to Seller, its Affiliates or employees, with regard to any employee Buyer has determined not to hire. Seller agrees that as of the Closing Date, the only employees of the LLC will be the System Employees to be hired by Buyer or the LLC.

                  7.3.2 As of the Closing, Seller shall terminate employment of all Transferred Employees. Seller shall be responsible for providing any notification that may be required under WARN and any similar statute with respect to any Transferred Employees and otherwise complying with WARN or similar state law requirements in connection with the termination of the employment of any Transferred Employee by Seller. Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any System Employee on account of termination, including wages, salaries, any employment, incentive, compensation or bonus agreements or other benefits or payments. Buyer and Seller shall agree to make an adjustment to the Purchase Price to reflect a credit to Buyer for the LLC granting Transferred Employees accrued vacation pay and compensated personal leave in lieu of Seller's payment of such obligations upon termination, such credit to be equal to the extent to which Seller is relieved of an obligation to pay for such benefits. Seller agrees that for a period of sixty (60) days after the Closing Date, it will not induce or attempt to influence directly or indirectly any Transferred Employee to terminate his/her employment with Buyer or LLC or to work for Seller or any other person or entity.

                  7.3.3 Seller shall treat all employees (and their spouses and dependants) who terminate employment with Seller as a result of the transactions contemplated by this Agreement (regardless of whether the employee becomes a Transferred Employee) as "qualified beneficiaries" entitled to continuation health coverage as described in Section 4980B of the Code and
Section 601, et seq., of ERISA and shall continue to provide such continuation coverage for the maximum period required by law to any former employee (and the spouse and dependants of any former employee) who is receiving (or entitled to elect) such continuation coverage on the Closing Date.

                  7.3.4 Notwithstanding any provision contained herein to the contrary, nothing in this Agreement is intended to confer upon any employee or his or her spouse, dependents, successors, assigns, heirs or legal representatives, any rights or remedies hereunder, as a third-party beneficiary or otherwise, including (i) any rights of employment for any specified period or
(ii) any employee benefits, severance or other compensation.

                  7.3.5 All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Seller or arising under any Legal Requirement affecting employees of Seller incurred on or before the Closing or resulting from or arising from events or occurrences occurring or commencing on or before the Closing will remain the responsibility of Seller, whether or not such employees are hired by Buyer or the LLC as of or after the Closing. Neither Buyer nor the LLC will have or assume any responsibility, obligation or liability under or in connection with any Seller's Plan (and Seller shall retain all such responsibilities, obligations and liabilities). For purposes of this Agreement, the following claims and liabilities will be deemed to be incurred as follows:
(i) medical, dental and/or prescription drug benefits when the treatment is provided, except with respect to such benefits provided in connection with a continuous period of hospitalization, which will be deemed to be incurred at the time of admission to the hospital; (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers compensation benefits, upon the death, disability or accident giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit.

                  7.3.8 Seller will remain solely responsible for, and will indemnify and hold harmless Buyer and LLC from and against all Losses arising from or with respect to, all salaries, commissions, deferred compensation, severance, insurance, pension, profit sharing, disability payment, medical, sick pay, holiday, vacation (except for accrued vacation time included in the calculation of adjustments), continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by Buyer, as a result of their employment by Seller or the LLC on or prior to the Closing, the termination of their employment on or prior to the Closing, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement or otherwise relating to their employment prior to the Closing. Likewise, Seller will remain solely responsible for, and will indemnify and hold harmless Buyer and LLC from and against all Losses related, directly or indirectly, to Seller's Plans. Any liability under WARN with regard to any employee terminated on or prior to the Closing, or not hired by Buyer or the LLC on or after the Closing, will, as a matter of contract between the Parties, be the responsibility of Seller.

                  7.3.7 If Seller has, or acquires, a duty to bargain with any labor organization, then Seller will (i) give prompt written notice of such development to Buyer, including notice of the date and place of any negotiating sessions as they are planned or contemplated and permit Buyer to have a representative present at all negotiating sessions with such labor organization and at all meetings preparatory thereto (including making Buyer's representative a representative of the Seller's delegation if required by the labor organization) and (ii) not, without Buyer's written consent, enter into any Contract with such labor organization that purports to bind Buyer, the LLC or Seller after Closing, including any successor clause or other clause that would have this purpose or effect. Seller acknowledges and agrees that Buyer has not agreed to be bound or to have the LLC bound after Closing, and will not be bound, without an explicit assumption of such liability or responsibility by Buyer, by any provision of any collective bargaining agreement or similar Contract with any labor organization to which Seller or the LLC are or may become bound.

         7.4      REQUIRED CONSENTS AND FRANCHISE RENEWALS AND EXTENSIONS

                  7.4.1 Seller will use commercially reasonable efforts to obtain, as soon as possible and at its expense (except as provided below), all the Required Consents, in form and substance reasonably satisfactory to Buyer and will deliver to Buyer copies of such Required Consents promptly after they are obtained; provided, however, that Seller will afford Buyer the opportunity to review, approve and revise the form of Required Consent prior to delivery to the party whose consent is sought. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to agree to any adverse changes in, or the imposition of any condition to the transfer to Buyer of, any Seller Contract or Governmental Permit or other Asset as a condition to obtaining any Required Consent. Buyer agrees to pay fifty percent (50%) of all reasonable out of pocket third party charges or fees that may be incurred by Seller to any Third Party in order to obtain the Required Consents ("CONSENT FEES") that exceed $10,000 in the aggregate and that may required in connection with the processing of any request for any Required Consent, up to a maximum payment by Buyer hereunder of $20,000 ("BUYER'S CONSENT CONTRIBUTION").

                  7.4.2 Within eight (8) Business Days after the date hereof, Buyer shall furnish Seller with such information as is necessary to permit Seller to complete Section II of FCC Form 394 with respect to each franchise as to which a Form 394 is required, which information shall include all of the information required of the transferee/assignee by the franchising authority, franchise agreement or applicable state and local law (the "BUYER 394 INFORMATION"). Within four (4) Business Days after Seller's receipt of Buyer's information, Seller will complete, execute and file with each appropriate Governmental Authority FCC Forms 394 with respect to each franchise as to which such Form 394 is required and appropriate transfer consent request forms for all other franchises (including without limitation the franchise for Shelter Bay), together with all information required of the transferor/assignor by the franchising authority, franchise agreement or applicable state and local law (the "TRANSFER REQUEST FILING DEADLINE").

                  7.4.3 Seller will, upon the written request of Buyer (an "EXTENSION REQUEST"), use commercially reasonable efforts to obtain renewals or extensions for any System franchises named in such written request that will expire within thirty-six (36) months from the Closing Date, including, without limitation, the Stanwood and Island County franchise, such that the remaining term of all franchises required in connection with the operation of the System will have a term of not less than thirty-six (36) months on the Closing Date and there shall be no System franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority (collectively, the "FRANCHISE EXTENSIONS"). Buyer will cooperate with the Seller in efforts to obtain the Franchise Extensions, but will not be required to accept or agree or accede to any renewal or extended System franchise that contains terms that would make or are reasonably likely to make the System franchise that is being renewed or extended more onerous in any respect or that would reduce or are reasonably likely to reduce the benefits available under the System franchise that is being renewed or extended. Seller's failure to obtain renewal or extension of any System Franchise shall not give rise to any right or remedy in favor of Buyer, provided Seller has otherwise complied with this
SECTION 7.4.3, nor shall such failure result in any diminution of the Purchase Price.

         7.5      TITLE COMMITMENTS AND POLICIES

         After the execution of this Agreement, Seller will obtain, at its expense, (a) within ten (10) Business Days after the date of this Agreement, current commitments from a title insurance company reasonably acceptable to Buyer (the "TITLE COMPANY") for owner's title insurance policies on the 1997 ALTA owner's form for all Real Property owned by Seller, and current leasehold title policy commitments for lessee's title insurance policies for all Real Property leased by Seller which is used for headend or tower sites (the "TITLE POLICIES") and (b) as soon as practicable, surveys of each parcel of Real Property containing such items as are necessary to obtain the Title Policies to be issued pursuant to the title commitments provided by Seller (the "TITLE COMMITMENTS") in the full amount of the Purchase Price allocated to such Real Property with the standard printed exceptions relating to survey matters deleted (the "SURVEYS"), certified to Buyer, the LLC and to the Title Company issuing a Title Policy, and such affidavits, to the extent such affidavits are factually accurate, as are required by the Title Company in order to delete the standard printed exceptions relating to mechanics liens and the interests of other parties in possession. If Buyer notifies Seller within five (5) Business Days following its receipt of both the Title Commitments and Survey for all the Real Property of any Encumbrance (other than a Permitted Encumbrance) or other matter affecting title to Real Property which prevents access to or which could prevent or impede in any way the use or operation of any parcel of Real Property for the purposes for which it is currently used or operated by Seller (other than a Permitted

Encumbrance) (a "TITLE DEFECT"), then Seller will (i) use commercially reasonable efforts to remove such Title Defect or (ii) with the consent of the objecting party, cause the Title Company to commit to insure over each such Title Defect prior to the Closing. If such Title Defect cannot be removed prior to Closing or the Title Company does not commit to insure over such Title Defect prior to Closing and if Buyer elects to waive such Title Defect and proceed towards consummation of the transaction in accordance with this Agreement in its reasonable discretion, Buyer and Seller will enter into a written agreement at Closing containing the commitment of Seller to use commercially reasonable efforts to remedy the Title Defect following Closing on terms satisfactory to Buyer, in its reasonable discretion. The cost of the Title Policies shall be paid by Seller on or prior to the Closing Date.

         7.6      NO SHOPPING

         None of Seller, its Affiliates, shareholders, partners or officers or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets or (d) make information about the System or the Business available to any Third Party in connection with the possible sale of the System or Seller's Business or any ownership interests in Seller or the LLC prior to the Closing Date or the date this Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, Buyer acknowledges that certain informational materials on the System prepared by Seller's broker dated March 31, 2002 (the "BOOK") have already been distributed to certain prospective buyers and, provided that no further distribution of the Book or the materials or information contained therein takes place or is authorized by Seller, its Affiliates, shareholders, partners, officers and representatives, including Seller's broker, Seller shall not be in violation of clause (d) of this SECTION 7.6. Seller shall cause its broker to notify in writing all Persons who received or who have possession of the Book that an agreement to purchase the Business has been signed but without identifying Buyer or any transaction terms, and the form of such notice shall otherwise be reasonably acceptable to Buyer.

         7.7      NOTIFICATION OF CERTAIN MATTERS

         Seller will promptly notify Buyer of any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement or (b) the existence or occurrence of which would cause any of Seller's or Buyer's representations or warranties under this Agreement not to be correct and complete. Buyer will promptly notify Seller of any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to Seller pursuant to this Agreement or (b) the existence or occurrence of which would cause any of Buyer's or Seller's representations or warranties under this Agreement not to be correct and complete. Notwithstanding the communication of any such information shall not limit in any way any representations or warranties made by the disclosing party or any obligations or liabilities thereunder.

         7.8      RISK OF LOSS; CONDEMNATION

                  7.8.1 The risk of any loss or damage to the System resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by Seller at all times prior to Closing. If any such loss or damage is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the System or the replacement or restoration of the lost or damaged property within twenty (20) days or, if earlier, prior to the Closing Date, Seller will immediately notify Buyer in writing of that fact and subject to the other provisions of this SECTION 7.8, Seller will use commercially reasonable efforts to repair, replace and restore the lost or damaged property to its former condition as soon as practicable at its sole expense, subject to SECTION 7.8.2, including applying any insurance proceeds to restore such assets to their prior condition.

                  7.8.2 If the aggregate cost to Seller to repair, replace or restore the lost or damaged property to its former condition, exclusive of any insurance policy or self insurance plan proceeds, would exceed $500,000 or if the cost to Seller's Affiliates of repairing, replacing or restoring property similarly lost or damaged by fire, theft or other casualty in the other Northland Systems, when combined with the cost to Seller under this SECTION 7.8, would exceed $1,000,000 in the aggregate, then, in either case, Seller may, subject to Buyer's right to consummate the Closing as described below, elect to terminate this Agreement by written notice to Buyer at any time within ten (10) days of the occurrence of the event of loss or damage, and SECTION 10.2 shall be applicable upon such termination.

                  7.8.3 If any such loss or damage to the System is sufficiently substantial so as to preclude and prevent resumption of normal operations of a material portion of the System or the repair, replacement or restoration of the lost or damaged property within twenty (20) days, or if earlier, the Closing Date and Seller elects not to repair, replace and restore the lost or damaged property, Buyer may elect to terminate this Agreement upon written notice to Seller at any time within ten (10) days after it receives written notice from Seller of the occurrence of the event of such loss or damage and the fact that Seller is not obligated to correct the problem and has elected not to correct the problem, and upon such termination SECTION 10.2 shall be applicable. In the absence of a timely election to terminate this Agreement, Buyer will be deemed to have waived such loss or damage and to have elected to consummate the transactions contemplated by this Agreement in accordance with all of the remaining provisions of this Agreement. Notwithstanding Seller's election to terminate this Agreement pursuant to SECTION 7.8.2, Buyer may elect to consummate the transactions contemplated by this Agreement in accordance with all of the remaining provisions of this Agreement, in which event at the Closing the amount of all insurance proceeds (except for proceeds related solely to Excluded Assets) payable as a result of the occurrence of the event resulting in such loss or damage to the System (in each case to the extent not used to repair, replace or restore such lost or damaged System), or, in the event the loss was self-insured, the amount required to repair, replace or restore the lost or damaged property (up to an aggregate of $1,000,000 in cooperative or self insurance proceeds among Seller, NCP8 and NCT), except for any proceeds from business interruption insurance relating to the loss of revenue for the period through and including the Closing, will be delivered by Seller to Buyer or the LLC or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Buyer or the LLC, and, upon such delivery or assignment and consummation of the Closing, Seller will have no additional liability to Buyer in respect of any such loss or damage to the Systems.

                  7.8.4 If, prior to the Closing, any part of or interest in any material assets of the System is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller that it intends to condemn all or any part of any material Assets (such event being called, in either case, a "TAKING"), then Buyer may terminate this Agreement. If Buyer does not elect to terminate this Agreement, then (i) Buyer will have the sole right, in the name of Seller if Buyer so elects to negotiate for, claim, contest and receive all damages with respect to the Taking (except for damages related solely to Excluded Assets),
(ii) Seller will be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (iii) at the Closing, Seller will assign to the LLC all of Seller's rights to all damages payable with respect to the Taking (except for damages related solely to Excluded Assets), and (iv) following the Contribution Date, Seller will give Buyer such further assurances of such rights and assignment with respect to the Taking as Buyer may from time to time reasonably request.

         7.9      LIEN AND JUDGMENT SEARCHES

         Seller will obtain, at its expense, within ten (10) days after the date of this Agreement and again within ten (10) days prior to the Contribution Date,
(a) the results of a lien search conducted by a professional search company of records in the office of the Secretary of State of the State of Washington, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company and (b) the results of a search of the dockets of the clerk of each federal and state court sitting in the city, county or other applicable political subdivision where the principal office or any material assets of Seller may be located, with respect to judgments, orders, writs or decrees against or affecting Seller or any of the Assets.

         7.10     TRANSFER TAXES

         All Taxes arising from or payable by reason of the contribution of the Assets to the LLC and the subsequent sale of all the membership interests in the LLC to Buyer (the "SALES TAXES") will be paid equally by Seller and Buyer, subject to Buyer's rights under SECTION 10.1.5. Tax returns required to be filed in respect of Sales Taxes ("SALES TAX RETURNS") will be prepared and filed by the party that has primary responsibility under applicable law for filing such Sales Tax Returns. If no party has primary responsibility under applicable law for filing a Sales Tax Return, then Seller will be responsible for preparing and filing any such Sales Tax Return. Seller will comply with all state notification requirements and timely file in proper form with any applicable taxing authority any notice provided for under applicable state or local laws to confirm that tax liabilities (other than Sales Taxes) of the Seller for the period ending on or prior to the Closing Date will not be assumed by Buyer or the LLC. Seller shall use commercially reasonable efforts to obtain, prior to the Contribution Date, a written confirmation from the Department of Revenue of the State of Washington, that all state Tax reports have been filed by Seller and all state Taxes (other than Sales Taxes) and unemployment compensation contributions have been paid by Seller through the date of Closing and a similar written confirmation from any local taxing authority with respect to local Taxes (other than Sales Taxes) to the extent available from such local taxing authority. Seller will also, within seven (7) Business Days following the execution and delivery of this Agreement, submit a written ruling request to the Washington Department of Revenue in the Seller's name and in a form agreeable to Buyer confirming that no Tax, including retail sales, use, or business and occupation tax, will be owed by any of Buyer, Seller or the LLC in connection with the contribution of the Assets to the LLC on the Contribution Date, the subsequent sale of all or the membership interests in the LLC to Buyer, or the LLC's use of the Assets after the contribution (the "REVENUE RULING"). After submitting the request, Seller will use commercially reasonable efforts to obtain the Revenue Ruling prior to the Contribution Date. If Seller obtains a Revenue Ruling but the Revenue Ruling is denied or later determined to be inapplicable with respect to the Sales Taxes for any reason other than a factual misstatement, representation or omission in Seller's Revenue Ruling application, Seller and Buyer shall pay equally all obligations arising out of or relating to the Sales Taxes and any failure to pay or timely pay any Sales Taxes. If the Revenue Ruling is later determined to be inapplicable due to a factual misstatement, representation or omission in Seller's Revenue Ruling application, Seller shall be fully responsible for all obligations arising out of or relating to the Sales Taxes and any failure to pay or timely pay any Sales Taxes.

         7.11     UPDATED SCHEDULES

                  7.11.1 Buyer acknowledges and agrees that Seller shall have the right for ten (10) Business Days after the date of this Agreement to update SCHEDULES 1, 2, 3, 4, 5, 6, 7, 4.2, 4.3, 5.4, 5.9.6, 5.9.7, 5.12, 5.13, 5.14.1,
5.14.2, 5.14.3, 5.15.1, 5.15.2, 5.17, 5.19, AND 7.12 to this Agreement (provided that such update shall not be effective unless and until Buyer has received such update), and that any and all such updated Schedules shall be dated as of the date of this Agreement and shall be deemed to be the Schedules for all purposes of this Agreement (including for purposes of Seller's representations and warranties and covenants in this Agreement). If Seller does submit an updated Schedule, then the Due Diligence Deadline shall be extended by an additional day for each day that passes after the date of this Agreement before Buyer received the updated Schedule.

                  7.11.2 In addition, not less than ten (10) Business Days prior to the Contribution Date, Seller will deliver to Buyer revised copies of all Schedules updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing or the date on which they are

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
provided subsequently to Buyer pursuant to SECTION 7.11.1, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, Buyer, at or before Closing, will have the right (to be exercised by written notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement. Without changing the result set forth in the preceding sentence that updated Schedules do not serve to update representations and warranties of Seller, the updated Schedules delivered pursuant to this Section will be accompanied by an officer's certificate of Seller, certifying that the information set forth in such Schedules is true and accurate in all material respects as of the date of delivery thereof and that all information required to be given in the Schedules has been updated to the date of delivery of the updated Schedules.

         7.12     USE OF SELLER'S NAME

         For a period of one hundred twenty (120) days after the Closing Date, Buyer and the LLC may continue to use and operate the Systems using all of the trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller including the "Northland Cable Television" mark and all derivations and abbreviations of such name and related marks ("SELLER MARKS") currently in use by Seller, subject to and in accordance with the guidelines attached hereto as SCHEDULE 7.12, which guidelines Buyer agrees to fully comply with in the use of the Seller Marks. Notwithstanding the foregoing, Buyer and the LLC shall be entitled to continue to use the Seller Marks, up to an additional sixty (60) days beyond the initial one hundred twenty (120) days following the Closing Date, provided Buyer and the LLC have been and are continuing to use reasonable good faith efforts to transition the Business to the use of marks owned by or license to the LLC and discontinue use of the Seller Marks as soon as is commercially practical. Within one hundred eighty
(180) days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing the Seller Marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in subscriber homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable for Buyer or the LLC.

         7.13     SUBSCRIBER BILLING SERVICES

         Seller will provide to Buyer in connection with the System for a period of up to one hundred eighty (180) days following Closing, including access to and the right to use its billing system computers, software and related fixed assets ("TRANSITIONAL BILLING SERVICES"), in connection with the System acquired by Buyer or the LLC to allow for conversion of existing billing arrangements. Buyer will notify Seller at least ten (10) Business Days prior to the Closing as to whether it desires Transitional Billing Services from Seller. The Transitional Billing Services shall be without cost to the LLC or Buyer for the first sixty (60) days. After the first sixty (60) days, Buyer shall pay Seller $0.40 per customer for Transitional Billing Services for the next thirty (30) days and $0.50 per customer for each of the remaining three thirty (30) day periods. In addition, Buyer will pay for reasonable out of pocket costs incurred by Seller in facilitating the transition of billing services to the LLC or an outside service retained by the LLC provided such reimbursable costs are for extraordinary services and are approved in advance by Buyer.

         7.14     CERTAIN NOTICES

         Seller will duly and timely file a valid request for renewal under
Section 626 of the Cable Act with the proper Governmental Authority with respect to all cable television franchises of the Business that will expire within thirty-six (36) months after any date between the date of this Agreement and the Closing Date.

         7.15     SATISFACTION OF CONDITIONS

         Each party will use its commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in
SECTION 9, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect, any of the Assumed Liabilities or, except as may be otherwise specifically provided in SECTIONS 7.4.1, 7.10 AND 7.13 pay any fees, costs or charges. If and to the extent Buyer has waived satisfaction of any Required Consent that is a condition to Closing, subsequent to the Closing, Seller will continue to use commercially reasonable efforts to promptly obtain in writing any Required Consent which was not obtained on or before the Closing and will deliver copies of the same, reasonably satisfactory in form and substance, to Buyer. Seller shall, to the extent necessary, use the Base Purchase Price proceeds received from Buyer at Closing to cause the release of all Encumbrances, other than Permitted Encumbrances.

         7.16     CONFIDENTIALITY

                  7.16.2 Neither party will issue any press release or make any other public announcement or oral or written statement to its employees or other Third Parties regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, officers, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding provisions, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Also notwithstanding the preceding provisions after the Due Diligence Deadline, Buyer and Seller shall issue a joint statement informing the System Employees that a purchase agreement has been entered into and that Buyer or the LLC anticipates retaining all or substantially all of the System Employees after the Closing Date. Each party also may disclose such information to employees, officers, consultants, advisors, agents and actual or potential investors, owners or lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

         7.17     COVENANT NOT TO COMPETE

                  7.17.1 Except as permitted under SECTION 7.17.2, none of Seller, any Principal or any Affiliate of Seller or any Principal will engage, directly or indirectly, in any business that owns or operates a cable television business or broadband services in the Service Area or the Service Areas described in the NCP8 Agreement or the NCT Agreement (a "RESTRICTED BUSINESS"); except that this SECTION 7.17.1 will not prohibit Seller or any Principal from acquiring or holding solely for investment purposes 5% or less of any class or series of equity securities of any Person, which class is registered under
Section 12 of the Securities Exchange Act of 1934, as amended, even if that Person is principally engaged in a Restricted Business.

                  7.17.2 The restrictions set forth in SECTION 7.17.1 will terminate and have no further force or effect as of the second anniversary of the Closing Date.

                  7.17.3 Seller acknowledges and agrees that any breach or threatened breach of any of the obligations under this SECTION 7.17, would cause immediate and irreparable harm to Buyer and that monetary damages would not provide adequate relief. Without prejudice to other rights and remedies that may be available to Buyer, Buyer will be entitled to obtain an injunction or other equitable relief if Seller or any Principal breaches or threatens to breach any of the terms of this SECTION 7.17, including temporary injunctive relief without notice or opportunity to be heard and without the requirement for the posting of a bond.

                  7.17.4 At the Closing, Seller and the Principals will, and Seller will cause each of the Principals to, sign and deliver to Buyer and the LLC a Noncompetition Agreement in the form of EXHIBIT I confirming the terms of the covenant not to compete set forth in this SECTION 7.17 (the "NONCOMPETITION AGREEMENT").

         7.18     RETENTION OF BOOKS AND RECORDS

         Following the Closing, Seller shall give access to Buyer, the LLC, their counsel, accountants and other authorized representatives during normal business hours to Seller's materials, books, records and documents which relate to the operations of the Business with respect to the System prior to the Closing Date as may be reasonably necessary in connection with any legitimate purpose (including the preparation of tax reports and returns and the preparation of financial statements). Such access will be subject to the generally applicable document retention policies of Seller provided they are not in conflict with any other provision of this Agreement, shall be subject to reasonable advance written notice (not to exceed two (2) Business Days), will be conducted in a manner that is not disruptive to Seller's business in any material respect, and will be subject to any other reasonable limitations imposed by Seller provided they do not deny the principal benefits of this provision to Buyer or the LLC. Buyer and the LLC shall have the right to make copies of such materials at their own expense.

         7.19     TAX MATTERS

                  7.19.1 If, with respect to any Tax, the taxable period does not terminate on the Closing Date (a "SPLIT PERIOD"), then, unless the Tax is otherwise allocated herein, the Tax (whether based on income, capital, ownership of property or otherwise) attributable to the taxable period of the applicable entity that includes the Closing Date will be allocated to (i) Seller for the period up to and including the Closing Date, and (ii) the LLC for the period subsequent to the Closing Date. For purposes of this SECTION 7.19.1, Taxes for the period up to and including the Closing Date will be determined on the basis of a closing of the books as of the Closing Date, except that any such Tax imposed annually based on ownership of assets on a particular date, or similar Tax will be prorated based on the assessment year for the Tax for the period prior to and including the Closing Date and the period thereafter.

                  7.19.2 Notwithstanding any limitations on liability elsewhere in this Agreement, Seller will indemnify, defend and hold harmless Buyer and the LLC on a first-dollar basis (i) for any and all Taxes for which the LLC or the Buyer become liable with respect to taxable periods of Seller ending on or prior to the Closing Date, and (ii) all Taxes allocated to Seller pursuant to SECTION 7.19.1. Buyer will indemnify, defend, and hold harmless Seller with respect to all Taxes arising after the Closing Date allocated to the LLC or Buyer pursuant to SECTION 7.19.1.

                  7.19.3 Seller will be solely responsible for and will prepare or cause to be prepared, and file or cause to be filed, all Tax returns of Seller with respect to periods ending on or before the Closing Date and for Seller after the Closing Date.

                  7.19.4 With respect to any Tax Return for a Split Period, if the extended due date of such Tax Return is greater than sixty (60) days after the Closing Date, the party preparing the return ("PREPARER") will deliver, at least thirty (30) Business Days prior to the due date for filing of such Tax Return (including extensions), to the party not preparing the return (the "OTHER PARTY") a statement setting forth the amount of Taxes for which the Other Party is responsible pursuant to this Agreement or that is allocable to the Other Party pursuant to SECTION 7.19.1, as the case may be (the "STATEMENT"), and copies of such Tax Return. The Other Party will have the right to review and approve or disapprove such Tax Return and the Statement prior to the filing of such Tax Return. Preparer and the Other Party agree to negotiate and resolve in good faith any issue arising as a result of the review of such Tax Return and the Statement and to mutually consent to the filing as promptly as possible of such Tax Return. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of such Tax Return and the Statement, Preparer and the Other Party will jointly select a public accounting firm with nationally recognized tax expertise ("TAX ARBITRATOR") to resolve the dispute. If the Tax Arbitrator has not resolved the dispute within five (5) Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then Preparer may file such Tax Return on the determination having been made and without the Other Party's consent. Notwithstanding the filing of such Tax Return, the Tax Arbitrator will make a determination with respect to any disputed issue, and the amount of Taxes for which the Other Party is responsible under this Agreement or that are allocable to the Other Party pursuant to SECTION 7.19.1, as the case may be, will be as determined by the Tax Arbitrator. The fees and expenses of the Tax Arbitrator will be shared equally by Preparer and the Other Party. Not later than (i) five
(5) Business Days before the due date for the payment of Taxes with respect to such Tax Return or (ii) in the event of a dispute, five (5) Business Days after notice to the Other Party of resolution thereof, the Other Party will pay to Preparer an amount equal to the Taxes shown on the Statement as being the responsibility of the Other Party under this Agreement or allocable to the Other Party pursuant to SECTION 7.19.1, or in such notice (as the case may be). Notwithstanding the foregoing, in the case of a dispute, the Other Party will pay to Preparer not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Tax Return, the amount of Taxes that the Other Party reasonably believes at such time is properly the responsibility of the Other Party under this Agreement or allocable to the Other Party pursuant to SECTION 7.19.1. No payment pursuant to this SECTION 7.19.1 will excuse the Other Party from its indemnification obligations pursuant to this Agreement if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns that are the responsibility of the Other Party exceeds the amount of the Other Party's payment under this SECTION 7.19.1.

                  7.19.5 Whenever any taxing authority sends a notice of an audit, initiates an examination of Seller or the LLC or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes for any taxable period ending on or before the Closing Date, Buyer will promptly inform Seller and Seller will have the right to control (including control over whether and in what manner to settle, compromise or abandon (in each case, to "VOLUNTARILY DISCHARGE," and each such action a "VOLUNTARY DISCHARGE")), at its own cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute. Whenever any taxing authority sends a notice of an audit, initiates an examination of the entity which operates the System or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes for any taxable period ending after the Closing Date, Seller will promptly inform Buyer and Buyer will have the right to control (including control over whether and in what manner to settle, compromise or abandon (in each case, to "VOLUNTARILY DISCHARGE" and each such action a "VOLUNTARY DISCHARGE")), at its own cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute.

                  7.19.6 Seller and Buyer will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Such assistance will include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and will include providing copies of any relevant tax return and

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supporting work schedules. The party requesting assistance hereunder will reimburse the other for reasonable expenses incurred in providing such assistance.

                  7.19.7 Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party agrees (A) to retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party will allow the other to take possession of such books and records.

         7.20     ADVERTISING SERVICES

         From and after the Closing Buyer shall cause the LLC to use commercially reasonable efforts to collect the Excluded Advertising Receivables for and on account of the Seller, applying the same collection efforts as utilized by Buyer in the collection of the advertising receivables assigned to the LLC hereunder; provided, however, neither Buyer nor the LLC shall be obligated to incur any material out of pocket costs in attempting to collect the Excluded Advertising Receivables. Buyer covenants to cause the LLC to utilize Jerry Copperonol to manage such collection efforts so long as Mr. Copperonol is employed by the LLC or one of its Affiliates. Buyer shall cause the LLC to promptly remit to Seller the proceeds of any Excluded Advertising Receivables received by Buyer (net of any collection costs). Buyer and Seller shall negotiate in good faith to reach agreement on a billing arrangement incorporating commercially reasonable terms and fees, pursuant to which, for a period of two (2) years following the Closing, the LLC will provide advertising sales, billing and collection services for Seller's (or Seller's affiliate's) cable television systems located in the Cities of Moses Lake and Othello, Washington and Grant County, Washington.

         7.21     POST-CLOSING ARRANGEMENTS

         If Seller shall be unable to obtain a Required Consent prior to the Closing, then, if Buyer so requests, Seller and Buyer will cooperate to enter into a reasonable arrangement designed to enable Seller to perform its obligations thereunder, and to provide for the assumption by Buyer of the benefits, liabilities, risks and burdens (in each case to the extent an Assumed Liability) of, any such Seller Contract or Governmental Permit, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the future cancellation thereof after the Closing Date by such other party (a "POST-CLOSING CONSENT ARRANGEMENT"). In addition, Seller shall be entitled

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to indemnification from Buyer under SECTION 11.3 for any liabilities arising as a result of the failure to obtain any Required Consent, to assign a Seller Contract or Governmental Permit if Buyer agreed to close without the Seller having obtained such Required Consent and the Required Consent was identified on
Schedule 4. Seller shall continue to use, for a period of at least six (6) months after the Closing Date, commercially reasonable efforts to obtain the Required Consent. As and when, after the Closing Date, title to, interest in and rights under any such Seller Contract or Governmental Permit becomes transferable, the assignment to the LLC by Seller of any title to, interest in and rights under such Seller Contract or Governmental Permit shall be deemed effective at the time such consent or approval is effective, without any further action by Buyer, Seller or the LLC. Nothing in this SECTION 7.21 shall be deemed to limit the LLC's obligations (to the extent they are Assumed Liabilities) under any Seller Contract or Governmental Permit assigned to the LLC in connection with the transactions contemplated by this Agreement or to limit or waive the requirements or benefits of any Closing condition.

8.       CLOSING

         Unless the Agreement is earlier terminated prior to Closing as provided in SECTION 10, the Contribution Date and the Closing Date will be held on the dates specified by Buyer in a notice to Seller ("BUYER'S CLOSING NOTICE"). If Buyer's Closing Notice is given prior to the Increase Price Closing Deadline, Buyer may condition Buyer's Closing Notice and Buyer's obligation to close on certain matters occurring or not occurring provided such matters are set forth in Buyer's Closing Notice. Without the prior consent of Seller, the Closing Date specified by Buyer in Buyer's Closing Notice shall not be a date less than three
(3) Business Days or more than ten (10) Business Days after the date on which Seller receives Buyer's Closing Notice. The Closing will be held at 10:00 a.m. local time at Seller's office located at 1201 Third Avenue, Suite 3600, Seattle, Washington 98101, or will be conducted by mail or at such place and time as Buyer and Seller may agree. If all of the closing conditions set forth in Sections 9.1, 9.2 or 9.3 have not been waived or satisfied on the closing date specified in Buyer's Closing Notice, the Closing shall be delayed until such time as all of the closing conditions set forth in SECTIONS 9.1, 9.2 AND 9.3 have been satisfied or waived, subject to the termination rights of the parties set forth in SECTION 10.1.

9.       CONDITIONS TO CLOSING

         9.1      CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLER

         The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver in writing, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date of each of the following conditions:

                  9.1.1 No Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit Buyer's ownership of the LLC or the

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LLC's ownership and operation of all or a material portion of any System, the
Business or the Assets or (b) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

         9.2      CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver in writing, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                  9.2.1 All representations and warranties of Seller contained in this Agreement and any Transaction Document shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

                  9.2.2 Seller shall have performed and complied with each obligation, agreement, covenant and condition required by this Agreement and in any Transaction Document to be performed or complied with by Seller at or prior to the Closing; provided, however, that Buyer shall be entitled to waive this condition and proceed to Closing without also thereby waiving any right to assert that Seller's failure to comply with its obligations in this Agreement resulted in Buyer being obligated to pay an increase in the Purchase Price under
SECTION 3.3.2 and to be indemnified for such a failure to comply without the application of Seller's Indemnification Threshold if and to the extent Buyer's Closing Notice sets forth in reasonable detail Seller's alleged non-compliance.

                  9.2.3 The System shall have no less than 10,070 EBSs as of the Closing Time; provided however that this condition shall be deemed waived if Buyer, in its sole discretion, notifies Seller in writing that it will proceed with Closing notwithstanding the number of EBSs and that there will be no further downward adjustments to the Purchase Price pursuant to SECTION 3.3.1 for any EBSs to the extent less than 10,070, unless there is a violation of the certification made pursuant to SECTION 9.2.5(e)(iii).

                  9.2.4 Since the date of this Agreement, there shall not have been any material adverse change in the Assets or the condition (financial or otherwise) or operations of the Business or the System.

                  9.2.5 Seller, and each of the Principals where appropriate, shall have executed (or caused to be executed) and delivered to Buyer at Closing each of the following items:

                  (a) Assignments, including an Assignment in the form of EXHIBIT E, and ownership certificates reasonably acceptable to Buyer conveying to Buyer all of the LLC Interest free and clear of all Encumbrances.

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                  (b)      Deeds, Bills of Sale, Assignments, Title
         Certificates, including those in the form of EXHIBITS B, C AND D, and such other transfer instruments as Buyer may deem necessary or advisable to convey all of the Assets to the LLC and to perfect the LLC's rights in and to the Assets;

                  (c) evidence reasonably satisfactory to Buyer that all Encumbrances (other than Permitted Encumbrances) affecting or encumbering the Assets have been terminated, released or waived, as appropriate, or original instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers together with the Title Policies, to be paid for by Seller;

                  (d) an affidavit of Seller, under penalty of perjury, that Seller is not a "foreign person" (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act in the form attached as EXHIBIT F;

                  (e) a certificate from Seller executed by an officer of Seller's General Partner, dated the Closing Date, (a) stating that, to his or her knowledge the condition specified in SECTION 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.6, 9.2.7, 9.2.8, 9.2.9 AND 9.2.12, has been satisfied; and (b) setting forth the total number of EBSs for the System, estimated in good faith as of the Closing Date;

                  (f) all of the Books and Records, including a list of all pending subscriber hook-ups, disconnect and repair orders, supply orders and any other lists reasonably necessary to the operation of the System;

                  (g)      the Noncompetition Agreement in the form of EXHIBIT
         I;.

                  (h)      the Holdback Agreement in the form of EXHIBITS G; and

                  (i) such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

                  9.2.6 Seller shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to it, that all of the Required Consents have been obtained or given and are in full force and effect without the imposition of any condition or any modification that in either case makes or is reasonably likely to make the underlying instrument materially more onerous in any respect or materially reduces in any respect or is reasonably likely to materially reduce in any respect the benefits available under the instrument in respect of which the consent relates.

                  9.2.7 All required retransmission consents for continued carriage of all broadcast signals carried on the system by the LLC shall have been obtained on terms and conditions reasonably acceptable or deemed acceptable to Buyer.

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                  9.2.8    Each System franchise shall be in full force and
effect for the term set forth on SCHEDULE 2.

                  9.2.9    Seller shall have obtained the Revenue Ruling.

                  9.2.10   INTENTIONALLY OMITTED.

                  9.2.11   INTENTIONALLY OMITTED.

                  9.2.12 All of the closing conditions to the obligations of Buyer and Buyer's Affiliates under the NCP8 Agreement and NCT Agreement shall have been satisfied or waived and Seller and Seller's Affiliates are otherwise ready, willing and able to close the transactions described in the NCP8 Agreement and NCT Agreement simultaneously with the Closing under this Agreement.

Buyer may waive in writing any and all of the conditions set forth in this
SECTION 9.2 hereof in whole or part.

         9.3      CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver in writing by Seller, to the extent permitted by applicable law, at or prior to the Closing Date, of each of the following conditions:

                  9.3.1 Buyer has paid the portion of the Base Purchase Price required to be paid at the Closing, as adjusted in accordance with this Agreement, and has delivered the Holdback to the Escrow Agent.

                  9.3.2 All representations and warranties of Buyer contained in this Agreement shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

                  9.3.3 Buyer shall have performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

                  9.3.4    Buyer shall have delivered to Seller the following:
(a) a certificate, dated the Closing Date, signed by an executive officer of Buyer, stating that to his or her knowledge, the conditions set forth in SECTION
9.3.2 AND 9.3.3, are satisfied; (b) counterparts of the documents described in
SECTION 9.2.5 which, by their terms, require execution by Buyer and/or the LLC, duly executed by Buyer and/or the LLC, as appropriate; and (c) such

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

other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

                  9.3.5 The System shall have no less than 10,070 EBSs as of the Closing Time; provided however that this condition shall be deemed waived if Buyer, in its sole discretion, notifies Seller in writing that it will proceed with Closing notwithstanding the number of EBSs and that there will be no further downward adjustments to the Purchase Price pursuant to SECTION 3.3.1 for any EBSs to the extent less than 10,070, unless there is a violation of the certification made pursuant to SECTION 9.2.5(e)(iii).

                  9.3.6 All of the closing conditions to the obligations of Seller and Seller's Affiliates under the NCP8 Agreement and NCT Agreement shall have been satisfied or waived and Buyer and Buyer's Affiliates are otherwise ready, willing and able to close the transactions described in the NCP8 Agreement and NCT Agreement simultaneously with the Closing under this Agreement.

         Seller may waive in writing any and all of the conditions set forth in this SECTION 9.3 hereof in whole or part.

10.      TERMINATION

         10.1     EVENTS OF TERMINATION

         This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                  10.1.1   by the mutual written consent of Buyer and Seller;

                  10.1.2 by either party, if the conditions to such party's obligation to close as set forth in Section 9 have not been satisfied or waived by such party in its sole discretion within one hundred twenty (120) days after the date on which Seller has filed complete FCC Form 394 applications together with all of the information required by the terms of the relevant franchise agreement or applicable state and local law, for approval of all franchise transfers for the Northland Systems (it being understood and agreed that any delay resulting from the Seller's failure to provide all such information shall correspondingly toll the running of such one hundred twenty (120) day period) (the "CONSENT AND EXTENSION DEADLINE"); provided, however, either party may extend the Consent and Extension Deadline an additional thirty (30) days during which, time, to the extent necessary, each of Buyer and Seller agree to negotiate in good faith towards a mutually satisfactory arrangement to address any third party consent issues which provides for, among other things, Buyer paying the full Purchase Price as described in SECTION 3, and taking title to the LLC Interests on or prior to the end of such thirty (30) day period;

                  10.1.3   by either party as described in SECTION 7.8;

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

                  10.1.4 by Buyer in writing, if Seller has, or by Seller in writing, if Buyer has, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, and in either case such breach has not been cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date. Notwithstanding the foregoing, no notice or cure opportunity shall be required prior to termination if the breach is not reasonably capable of being fully cured within thirty (30) days. Notwithstanding anything herein to the contrary, a party may terminate this Agreement by virtue of a breach by the other party of any representation or warranty contained herein only if the Losses incurred by the non-breaching party as a result of the misrepresentations, breaches or impairments result in or have a reasonable potential to result in Losses (exclusive of Transaction Expenses) of at least $75,000 in the aggregate.

                  10.1.5 by Buyer if Seller fails or is unable to obtain the Revenue Ruling within sixty (60) days after the date of this Agreement.

                  10.1.6 by Buyer if Buyer is not satisfied, in its sole judgment and discretion, with the results of its investigation of the System and the Business, provided Buyer must exercise its right under this SECTION 10.1.6 to terminate the Agreement within thirty (30) days after the date of this Agreement as such period may be extended pursuant to SECTION 7.11.1 (the "DUE DILIGENCE DEADLINE").

                  10.1.7 by Buyer if Buyer has not received commitments and assurances from prospective lenders and equity investors that are, in Buyer's reasonable judgment, sufficient to assure Buyer that funds will be available to Buyer to pay the Purchase Price in full on the Closing Date; provided Buyer must exercise its right under this SECTION 10.1.7 to terminate the Agreement no later than thirty (30) days after the date of this Agreement (the "FINANCING DEADLINE"). Buyer shall provide Seller with a copy of the written commitment received from Buyer's prospective primary equity investor and lender or lenders (the "COMMITMENT LETTERS") within thirty (30) days after the date of this Agreement.

                  10.1.8 by Seller if buyer has not delivered the Commitment Letters within thirty (30) days after the date of this Agreement or if any Commitment Letter delivered by Buyer contains conditions that are not commercially standard and that result in Seller having a reasonable basis for believing that there is a substantial risk of Buyer being unable to pay the Purchase Price at Closing; provided, however, Seller may only exercise its termination right under this SECTION 10.1.8 if (i) Seller has first notified Buyer, in writing, no later than three (3) Business Days after receiving a copy of the Commitment Letters of the specific concerns and conditions giving rise to Seller's belief that there is a substantial risk of Buyer's loan and/or primary equity financing not Closing; (ii) Buyer is unable, within ten (10) days thereafter, to cure or otherwise address Seller's stated concerns to Seller's reasonable satisfaction; and (iii) Seller affirmatively elects and notifies Buyer, in writing, that it has elected to terminate this Agreement under this
SECTION 10.1.8 within five (5) Business Days after the expiration of Buyer's cure period. The parties agree, without limiting the grounds under which Seller can determine that there is a substantial risk that Buyer will be unable to

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pay the Purchase Price, that any Commitment Letter which is either (a)
contingent or otherwise conditioned upon syndication or (b) based upon a "best efforts" commitment to provide funding shall, in either case, presumptively constitute a substantial risk of Buyer being unable to pay the Purchase Price at Closing. Conversely, a condition in a Commitment Letter pertaining to the absence of a material adverse change in the condition of the Business or Assets, including without limitation a decline in revenues, shall not, by itself, constitute a substantial risk of the Buyer being unable to pay the Purchase Price at Closing.

                  10.1.9 by Buyer if, within thirty (30) days after the date of this Agreement, Seller does not provide written assurances that are reasonably acceptable to Buyer from Seller's lenders that the lenders consent to the sale of the Systems and that the Base Purchase Price proceeds that will be available to Seller on the Closing Date, after the payment of any and all other obligations of Seller, will be sufficient to release and clear any and all Encumbrances of the lenders and that such lenders will release any and all such Encumbrances at Closing upon Seller's payment of such portion of the Base Purchase Price to such lenders as specified in such written assurance; provided, however, Buyer may only exercise its termination right under this SECTION 10.1.9 if (i) Buyer has first notified Seller, in writing, no later than three (3) Business Days after receiving a copy of such written assurance of the specific concerns and conditions giving rise to Buyer's belief that there is a substantial risk of the Encumbrances not being released at Closing; (ii) Seller is unable, within ten (10) days thereafter, to cure or otherwise address Buyer's stated concerns to Buyer's reasonable satisfaction; and (iii) Buyer affirmatively elects and notifies Seller, in writing, that it has elected to terminate this Agreement under this SECTION 10.1.9 within five (5) Business Days after the expiration of Seller's cure period. The parties agree, without limiting the grounds under which Buyer can determine that there is a substantial risk of the Encumbrances not being released, that any written assurances that do not specifically confirm to Buyer that upon payment of a specific amount that is less than the Base Purchase Price the Encumbrances will be released at closing shall presumptively constitute a substantial risk of the Encumbrances not being released at Closing.

                  10.1.10 by Buyer if Buyer's Consent Contribution obligations will exceed $20,000 or by Seller if Seller's total obligation for Consent Fees will exceed $30,000 unless Buyer agrees (which Buyer shall have no obligation to do otherwise) to pay for any Consent Fees to be paid by Seller in excess of $30,000.

                  10.1.11 by Buyer if there is a Title Defect that materially impairs the value of the Real Property or Assets or has a material adverse effect on the operation of the System that cannot be removed by Seller prior to the Contribution Date.

         10.2     LIABILITIES IN EVENT OF TERMINATION

         If this Agreement is terminated pursuant to SECTION 10.1, all obligations and liabilities of the parties hereto shall terminate, except as expressly set forth in this Agreement (including provisions regarding sharing of expenses) and except for the obligations set forth in SECTIONS 7.16 (Confidentiality) and 12.14 (Expenses). Except as expressly set forth in this

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Agreement, each party shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement. Nothing herein shall release or release any party from any obligation or liability arising out of any breach, default or misrepresentation giving rise to a right of termination; provided, however, that in the event this Agreement is terminated for any such reason prior to Closing, the damages recoverable by the terminating party shall be limited to out of pocket expenses reasonably incurred in connection with this transaction (the "Transaction Expenses"), but in no event shall either party be obligated to pay consequential damages.

         10.3     PROCEDURE UPON TERMINATION

         In the event of the termination of this Agreement by Buyer or Seller pursuant to this SECTION 10, written notice of such termination will promptly be given by the terminating party to the other.

11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         11.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of Buyer and Seller in this Agreement and in the Transaction Documents and the covenants of Buyer and Seller in this Agreement and the Transaction Documents to be performed prior to the Closing will survive until the first anniversary of the Closing Date (the "ONE YEAR SURVIVAL PERIOD") except that (a) all such representations and warranties with respect to Taxes, Environmental Laws, ERISA, employee benefits, employment matters or copyright matters will survive until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions) for such Taxes, Environmental Laws, ERISA, employee benefits, employment matters or copyright matters, respectively, and (b) the representations and warranties as to title to the Assets and the LLC Interest in SECTION 5.4, and as to title to Real Property set forth in SECTION 5.7, and in the statutory warranty deed or deeds delivered with respect to Real Property will survive the Closing and the delivery of such deeds and will continue in full force and effect without limitation with the understanding that, notwithstanding any language contained in any such deed, the representations and warranties as to title to Real Property set forth in SECTION 5.7, respectively, will not be merged into any such deed or other Transaction Document. The periods of survival of the representations and warranties and of the covenants to be performed prior to the Closing prescribed by this SECTION 11 are referred to as the "SURVIVAL PERIOD." Subject to SECTIONS 11.2 AND 11.3, after the Closing Date the liabilities of each party under its respective representations and warranties and its respective covenants to be performed prior to the Closing will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any such representation or warranty or covenant, the breach of which has been asserted by a party in a written notice to the other party before such expiration or about which a party has given the other party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of each

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party in this Agreement and in the Transaction Documents to be performed at or after the Closing will survive the Closing and will continue in full force and effect in accordance with their terms.

         11.2     INDEMNIFICATION BY SELLER

         After Closing, Seller will indemnify, defend and hold harmless the LLC and Buyer and their members and their and their respective Affiliates, and the shareholders, partners, members, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

                  11.2.1 all Losses of or to Buyer or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Seller in this Agreement or any Transaction Document; (b) any breach of any covenant, agreement or obligation of Seller or any Principal contained in this Agreement or any Transaction Document; (c) any claim, action, suit or proceeding by any Third Party (collectively, an "ACTION") as a result of any (i) act or omission of Seller or the LLC with respect to any event or circumstance related to the ownership or operation of the System or the conduct of the Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing, without regard to whether a claim with respect to such matter is asserted before or after the Closing, including any matter described on SCHEDULE 5.12 or (ii) breach of any representation or warranty made by Seller in this Agreement or any Transaction Document; (d) the failure by Seller to perform any of its obligations in respect of Retained Liability; (e) any Title Defect relating to any of the Real Property that is not deleted as an exception in, insured over by the applicable Title Policy or waived by Buyer; (f) any claim that the transactions contemplated by this Agreement to be performed by Seller violate WARN or any Legal Requirement or any bulk transfer or fraudulent conveyance laws of any jurisdiction; (g) any claim relating to "continuation coverage" under Code Section 4980B or Section 601, et seq., of ERISA with respect to former employees (or their spouses or dependants) of Seller or the System at and after the Closing Time or that Buyer or the LLC is deemed to be a successor employer of such party under Code Section 4980B or
Section 601, et seq., of ERISA; (h) any claim, obligation, responsibility, violation of any Legal Requirement or contractual obligation, expense or other liability related to any Seller's Plan; (i) the presence, generation, removal or transportation of a Hazardous Substance on or from any Real Property, including the costs of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws during Seller's ownership of such Real Property, without regard to whether a claim with respect to such matter is asserted before or after the Closing; (j) any rate refund or credit, penalty and/or interest payment with respect thereto ordered by any Governmental Authority (including judgments in a private civil action) with respect to the System for periods through and including the Closing; and (k) any liability or obligation arising out of an Excluded Asset for which Buyer or the LLC become or remain liable after Closing and for which a full adjustment was not made at Closing; and

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                  11.2.2   all claims, actions, suits, proceedings, demands,
judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

         11.3     INDEMNIFICATION BY BUYER

         After Closing, Buyer and the LLC, jointly and severally, will indemnify, defend and hold harmless Seller and Seller's partners and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any such Persons, from and against:

                  11.3.1 all Losses of or to Seller or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Buyer in this Agreement or any Transaction Document, (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any Transaction Document, (c) the failure by the LLC to perform any of its obligations in respect of the Assumed Liabilities, or
(d) any act or omission of the LLC with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business after Closing, unless it pertains to a matter with regard to which Seller is required to indemnify Buyer or the LLC; and

                  11.3.2 all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

         11.4     LIMITATIONS ON INDEMNITY

                  11.4.1 Notwithstanding anything to the contrary contained in this Agreement, no indemnification for Losses may be recovered from Seller under
SECTION 11.2 of this Agreement unless and until the aggregate amount of such indemnifiable Losses exceeds $75,000 ("SELLER'S INDEMNIFICATION THRESHOLD"); provided, however, Seller's Indemnification Threshold shall not be applicable with respect to any of the following ("EXCLUDED LIABILITIES"): (a) any breach of any representation or warranty made by Seller in this Agreement that was fraudulent or intentional, (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, (c) any liability or obligation arising out of an Excluded Asset for which Buyer or the LLC become or remain liable after Closing and for which a full adjustment was not made at Closing and (d) Seller's obligation to pay any post-Closing adjustments pursuant to SECTION 3.3. With respect to any indemnity claim under SECTION 11.2, Losses incurred with respect to any breach of any representation or any warranty that is specifically qualified by materiality or any value impairment qualified by materiality or any adverse affect qualified by materiality, the misrepresentation, breach, value impairment or adverse affect shall be considered material and Seller's Indemnification Threshold satisfied if the Losses to Buyer or the LLC as a result of the misrepresentation,

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breach, impairment or affect are or may be at least $75,000; provided, however, that with regard to any representation or warranty pertaining to compliance with any Legal Requirement or Governmental Permit, the Losses must result from a Third Party Action requesting correction or compliance costing Buyer or the LLC in the aggregate at least $75,000, or Persons asserting claims against Buyer or the LLC of at least $75,000 in the aggregate. Notwithstanding anything to the contrary contained in this Agreement, no indemnification for Losses may be recovered from Buyer under SECTION 11.3 of this Agreement unless and until the amount of such indemnifiable Losses for an indemnification claim exceeds $25,000 ("BUYER'S INDEMNIFICATION THRESHOLD"); provided, however, Buyer's Indemnification Threshold shall not be applicable with respect to any of the following: (a) any breach of any representation or warranty made by Buyer in this Agreement that was fraudulent or intentional; (b) Buyer's obligation to pay any post-Closing adjustments pursuant to SECTION 3.3; or (c) any failure by the LLC to assume and discharge the Assumed Liabilities in accordance with the Acceptance and Assumption signed by the LLC on the Contribution Date. Notwithstanding anything herein to the contrary, if any indemnification claim exceed $75,000 in the case of claims against Seller and $25,000 in the case of Buyer then, subject to the application of the Indemnification Ceiling, all Losses, including those under the Indemnification Thresholds, shall be subject to the indemnification obligations in this SECTION 11.4.1.

                  11.4.2 The aggregate amount of indemnification for Losses which may be recovered from Seller under SECTION 11.2 or Buyer or the LLC under
SECTION 11.3 shall not exceed the amount of $1,634,250 (the "INDEMNIFICATION CEILING") unless the Losses relate to (a) an Excluded Liability; (b) the obligation to pay post-Closing adjustments pursuant to SECTION 3.3; (c) in the case of the LLC, to the LLC's Assumed Liabilities; (d) in the case of Buyer, to payment of the Holdback; (e) in the case of Seller, to any Loses pertaining to a breach of a representation, warranty or covenant that is not subject to the One Year Survival Period; (f) in the case of Seller, any failure to pay any Taxes owed by Seller or the LLC prior to the Closing Time or any failure by Seller or ERISA Affiliate to comply with any Environmental Laws, ERISA, or relating to any Seller's Plans or any Losses arising out of any employment or copyright matters pertaining to the period prior to Closing; and (g) in the case of Seller, any breach or failure of any representation or warranty of title pertaining to any of the Assets or the LLC Interest.

         11.5     THIRD PARTY CLAIMS

         Promptly after the receipt by any party of notice of any Action by any Third Party, which Action is subject to indemnification under this Agreement, such receiving party (the "INDEMNIFIED PARTY") will give reasonable written notice to the party from whom indemnification is claimed (the "INDEMNIFYING PARTY"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this
SECTION 11, (b) notifies the Indemnified Party in

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writing of the Indemnifying Party's intention to assume such defense, (c)
provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this
SECTION 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

         11.6     PAYMENTS FOR INDEMNIFICATION AMOUNTS

         Amounts payable by either party in respect of any amounts that are subject to the indemnification obligations of such party under SECTION 11.2 OR
SECTION 11.3 will be payable by the Indemnifying Party within five (5) days of receiving written notice of such losses from the Indemnified Party and will bear interest at the rate per annum publicly announced from time to time by U.S. Bank NA as its prime rate (the "PRIME RATE") plus 200 basis points from the date such losses are determined. At the election of either party, Buyer may satisfy any amounts owed to it by Seller under SECTION 11.2 out of the Holdback and the Holdback will be reduced accordingly. Nothing in the preceding sentence will be deemed a limitation on Seller's obligations under SECTION 11.2.

         11.7     EXCLUSIVE REMEDY

         Except as set forth in SECTION 12.15 and the Noncompetition Agreement, after Closing, the indemnification rights of the parties as set forth under this Agreement shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims resulting from any violation or breach of a representation, warranty or covenant contained in this

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Agreement; provided, however, this provision shall not limit or restrict Buyer or Seller's rights under the Escrow Agreement or to the Holdback as provided in this Agreement.

12.      MISCELLANEOUS

         12.1     PARTIES OBLIGATED AND BENEFITED

         Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Neither party may assign any of its rights under this Agreement or delegate any of its duties under this Agreement without the prior written consent of the other party, provided that Buyer may, without the consent of any other party, prior to Closing assign all of its rights and obligations under this Agreement to any Affiliate of Buyer or any entity in which Buyer or Steven Weed has an equity interest.

         12.2     ATTORNEYS' FEES

         In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

         12.3     NOTICES

         Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by facsimile:

         To Buyer at:

                  WaveDivision Networks, LLC
                  14100 SE 36th Street, Suite 201
                  Bellevue, WA 98006
                  Attention: Steven Weed, CEO
                  Telecopy:  (425) 564-0412

                  With a copy to:

                  Craig H. Shrontz
                  Perkins Coie LLP
                  411 -108th Avenue NE, Suite 1800
                  Bellevue, WA 98004
                  Telecopy:

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         To Seller at:

                  Northland Cable Properties Seven Limited Partnership 1201 Third Avenue, Suite 3600
                  Seattle, WA 98101
                  Attention: Gary S. Jones and John Whetzell
                  Facsimile: (206) 623-8034

                  With a copy to:

                  Cairincross & Hempelman P.S.
                  524 Second Avenue, Suite 500
                  Seattle, WA 98104
                  Attention: Scott Bell
                  Facsimile: 206 587-2308

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this SECTION 12.2. All notices will be deemed to have been received on the date of delivery or on the third (3rd) Business Day after mailing in accordance with this SECTION 12.2, except that any notice of a change of address will be effective only upon actual receipt.

         12.4     WAIVER

         This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

         12.5     CAPTIONS

         The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

         12.6     CHOICE OF LAW

         THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF ANY JURISDICTION.

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         12.7     FURTHER ACTIONS

         Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         12.8     TIME

         Time is of the essence under this Agreement. If the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

         12.9     LATE PAYMENTS

         If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Prime Rate plus 200 basis points, adjusted as and when changes in the Prime Rate are made.

         12.10    COUNTERPARTS

         This Agreement may be executed in counterparts, each of which will be deemed an original.

         12.11    ENTIRE AGREEMENT

         This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents contain the entire agreement of the parties and supersede all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

         12.12    SEVERABILITY

         Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement provided the basic economic bargain survives.

         12.13    CONSTRUCTION

         This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this

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Agreement or any provision of this Agreement against the party drafting this
Agreement will not apply in any construction or interpretation of this Agreement.

         12.14    EXPENSES

         Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

         12.15    RIGHT TO SPECIFIC PERFORMANCE

         The parties acknowledge that the unique nature of the obligations under this Agreement render money damages an inadequate remedy for the breach by either party of its obligations to consummate the transactions contemplated by this Agreement and the parties agree that in the event one of the parties refuses to consummate the transactions contemplated by this Agreement when obligated to do so hereunder, the other party shall be entitled to a decree of specific performance of this Agreement. Each of Buyer and Seller also acknowledge the unique nature of the commitments made under SECTIONS 7.16 AND
3.5 renders money damages an inadequate remedy for the breach of the obligations of the parties under this Agreement, and the parties agree that in the event of such breach by one of the parties, the other party will be entitled to a decree of specific performance of the commitments set forth in SECTION 7.16 OR 3.5 as applicable. Nothing in this SECTION 12.15 shall limit or restrict or be restricted by the rights or remedies of the parties under SECTION 10.

         12.16    RIGHTS CUMULATIVE

         All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

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         The parties have executed this Limited Liability Company Interest
Purchase Agreement as of the day and year first above written.

                                      NORTHLAND CABLE PROPERTIES SEVEN
                                      LIMITED PARTNERSHIP

                                      By: Northland Communications Corporation,
                                          its sole General Partner

                                          By:___________________________________
                                          Name:  Gary S. Jones
                                          Title: President

                                      WAVE DIVISION NETWORKS, LLC

                                      By:    ___________________________________
                                      Name:  ___________________________________
                                      Title: ___________________________________

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